UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒ Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARVANA CO.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Fellow Stockholders,

We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders of Carvana Co. on Monday, May 3, 2021, beginning at 9:00 a.m., PDT. The annual meeting will be conducted virtually via live webcast. To participate in this year's annual meeting of stockholders, you must register beforehand by visiting www.proxydocs.com/CVNA by 5:00 p.m. EST on April 29, 2021 or the Registration Deadline. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you. You will not be able to attend the annual meeting physically. Once registered you will be able to listen to the annual meeting live, submit questions, and vote online.

Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of 2021 Virtual Annual Meeting Stockholders and Proxy Statement. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about Wednesday, March 24, 2021, to all stockholders entitled to vote at the annual meeting. Stockholders who prefer a paper copy of the proxy materials may request one on or before April 23, 2021, by following the instructions provided in the notice we will send.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail following instructions on the proxy card. Voting by proxy will ensure your representation at the annual meeting regardless of whether you attend.

Sincerely,
Ernest Garcia III
President, Chief Executive Officer and Chairman

NOTICE OF 2021 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

The 2021 virtual Annual Meeting of Stockholders of CARVANA CO. (“Carvana” or the “Company”) will be held on Monday, May 3, 2021 at 9:00 AM (PDT) and will be conducted virtually via live webcast (the "Annual Meeting"). To participate at this year’s Annual Meeting, you must register beforehand by visiting http://www.proxydocs.com/CVNA by 5:00 p.m. EST on April 29, 2021 (the "Registration Deadline"). You will be asked to provide the control number located inside the shaded gray box on your notice or the proxy card, or the Control Number, as described in the notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. Once registered you will be able to listen to the Annual Meeting live, submit questions, and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.to elect two nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Carvana;
2.to approve the Carvana Co. Employee Stock Purchase Plan;
3.to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2021;
4.to consider the approval, by an advisory vote, of Carvana’s executive compensation (i.e., “say-on-pay” proposal); and
5.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our board of directors has set March 4, 2021, as our record date for this year’s meeting. Only stockholders that owned Carvana Co.’s Class A common stock or Class B common stock at the close of business on that day are entitled to notice of our Annual Meeting and may vote at it or any adjournment of the meeting. On or about March 24, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and our 2020 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2020 annual report can be accessed directly at the following Internet address: http://www.proxydocs.com/CVNA.com.

By Order of the Board of Directors
Paul Breaux
General Counsel and Secretary

Commonly Asked Questions and Answers About the Annual Meeting

Q: Why did I receive these materials?

The Board of Directors of Carvana Co. (the “Board”) is soliciting your proxy to vote at our 2021 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock (Class A or Class B) as of the record date, March 4, 2021, are entitled to vote at the annual meeting. You should review these proxy materials carefully as they give important information about the items that will be voted on at the annual meeting, as well as other important information about Carvana.

Q: Who will be entitled to vote?

Stockholders who own shares of our common stock as of the record date, March 4, 2021, are entitled to vote at the annual meeting. As of the record date, Carvana had approximately 78,331,472 shares of Class A common stock outstanding and 93,929,471 shares of Class B common stock outstanding. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Ernest Garcia II, Ernest Garcia III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock, determined on an as-exchanged basis assuming that all of the Class A common units (“Class A Units”) and Class B common units (“Class B Units,” and together with Class A Units, “LLC Units”) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock. The Garcia Parties are currently entitled to ten votes per share of Class B common stock they beneficially own. All other holders of Class B common stock are entitled to one vote per share. All holders of Class A common stock and Class B common stock will vote together as a single class except as otherwise required by applicable law. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

Q: What will I be voting on?

You will be voting on the following matters:

1.to elect two Class I directors to serve on the Board until the 2024 Annual Meeting and until their successors are duly elected and qualified;
2.to approve the Carvana Co. Employee Stock Purchase Plan;
3.to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2021;
4.to consider the approval, by an advisory vote, of Carvana’s executive compensation (i.e., “say-on-pay”); and
5.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote for the following:

1.FOR the election of Ernest Garcia III and Ira Platt as Class I directors;
2.FOR the approval of the Carvana Co. Employee Stock Purchase Plan;
3.FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
4.FOR the approval, by an advisory vote, of Carvana’s executive compensation.

Q: How do I cast my vote?

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and there are four ways to vote:

1.by Internet at http://www.proxypush.com/CVNA, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);
2.by toll-free telephone at 1-866-509-2149 (have your proxy card in hand when you call);
3.by completing and mailing your proxy card (if you received printed proxy materials); or
4.by voting during the virtual Annual Meeting through www.proxydocs.com/CVNA. To be admitted to the Annual Meeting and vote your shares, you must register by the Registration Deadline and provide the Control Number as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you decide not to attend the Annual Meeting.

Beneficial Stockholders. If you hold your shares through a broker, trustee, or other nominee, you are a beneficial stockholder. If you are a beneficial stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial stockholders should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or via Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/CVNA by the Registration Deadline. To vote online at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee.

Q: Can I access the proxy materials electronically?

Yes. Your notice, proxy card, or voting instruction card will contain instructions on how to view our proxy materials for the annual meeting online and how to instruct us to send our future proxy materials to you electronically by email. Our proxy materials are also available at www.proxydocs.com/CVNA and will be available during the voting period starting on March 24, 2021.

Instead of receiving future copies of our proxy statement and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Please note that only one notice will be sent to stockholders who are listed at the same address.

Q: How may I change or revoke my proxy?

Registered Stockholders. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:

1.entering a new vote by Internet or by telephone (until the applicable deadline for each method as set forth above);
2.returning a later-dated proxy card (which automatically revokes the earlier proxy card);
3.notifying our Secretary, in writing, at Carvana Co., Attn: Corporate Secretary, 1930 W. Rio Salado Pkwy, Tempe, AZ 85281; or
4.attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy) at www.proxydocs.com/CVNA.

Beneficial Stockholders. If you are a beneficial stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q: Who can attend the annual meeting?

All common stockholders as of the record date, or their duly appointed proxies, may pre-register and attend the Annual Meeting.

Q: What is the voting requirement to approve each of the items, and how are the votes counted?

ITEM 1 – ELECTION OF DIRECTORS. A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee. This means that the two nominees receiving the highest number of votes at the annual meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

ALL OTHER ITEMS. The affirmative vote of a majority of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to any of the proposals.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the annual meeting. The final voting results will be published in a current report on Form 8-K filed with the SEC within four business days of the annual meeting.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2022 Annual Meeting?

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in Carvana’s proxy statement and form of proxy for Carvana’s 2022 Annual Meeting of Stockholders must be received by Carvana at our principal executive offices at 1930 W. Rio Salado Pkwy, Tempe, AZ, 85281, no later than the close of business on November 29, 2021. Stockholders wishing to make a director nomination or bring a proposal, but not include it in Carvana’s proxy materials, must provide written notice of their nomination or proposal to the general counsel and secretary at Carvana’s principal executive offices no later than the close of business on January 24, 2022, and not earlier than the close of business on December 25, 2021, assuming Carvana does not change the date of the 2022 Annual Meeting of Stockholders by more than 30 days before or after the anniversary of the 2021 Annual Meeting. If so, Carvana will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of Carvana’s amended and restated bylaws and be submitted in writing to the general counsel and secretary at Carvana’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of six directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of May 3, 2021, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Ernest Garcia III	I	38	President, CEO, and Chairman	2017	2021	2024
Ira Platt	I	57	Director	2017	2021	2024
Dan Quayle	II	74	Director	2017	2022
Gregory Sullivan	II	62	Director	2017	2022
Michael Maroone	III	67	Lead Director	2017	2023
Neha Parikh	III	42	Director	2019	2023

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. To best serve our stockholders, we seek to have a board of directors that, as a whole, is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategy and strategic planning. Additionally, the Board desires to have specific knowledge related to our industry, such as expertise in automotive retail, consumer finance, and eCommerce.

The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s code of conduct and the corporate governance guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender, and national origin. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. Accordingly, to improve director diversity and best serve our stockholders, the Compensation and Nominating Committee formally adopted a policy in 2019 to request that any search firm that it engages include women and minority candidates in the initial list from which the committee selects director candidates. The Compensation and Nominating Committee also will consider a combination of factors for each director, including whether the nominee possesses:

a.the ability to represent all stockholders without a conflict of interest;
b.the ability to work in and promote a productive environment;
c.sufficient time and willingness to fulfill the substantial duties and responsibilities of a director;
d.the high level of character and integrity that we expect;
e.broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a national, publicly traded company; and
f.the ability to apply sound and independent business judgment.

The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the code of conduct for the Board, the corporate governance guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and the social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences, and attributes are essential to our Board’s ability to exercise its oversight function for Carvana and its stockholders and to guide the long-term sustainable, dependable performance of our business.

Subject to any earlier resignation or removal in accordance with the terms of our certificate and bylaws, our Class I directors will serve until this our fourth annual meeting of stockholders, our Class II directors will serve until the fifth annual meeting of stockholders, and our Class III directors will serve until our sixth annual meeting of stockholders. In addition, our certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class, for so long as the Garcia Parties are entitled to ten votes for each share of Class B common stock they hold. If the Garcia Parties are no longer entitled to ten votes for each share of Class B common stock they hold, then our directors may be removed only for cause upon the affirmative vote of at least 66⅔% of the voting power of our outstanding shares of stock entitled to vote thereon.

The Compensation and Nominating Committee will consider stockholder nominations for membership on the Board. For the 2022 Annual Meeting, nominations may be submitted to Carvana Co., 1930 W. Rio Salado Pkwy, Tempe, AZ 85281, Attn: Secretary, who will forward them to the Chairman of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on January 24, 2022, and not earlier than the close of business on December 25, 2021. Recommendations must also include certain other requirements specified in our bylaws. The committee will apply the same criteria to the evaluation of those candidates as it applies to other director candidates.

When filling a vacancy on the Board, the Compensation and Nominating Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. As discussed above, any search firm that the committee engages is requested to include women and minority candidates in the initial list from which the committee selects director candidates. Also, directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process would be used for all candidates, including candidates recommended by stockholders.

ITEM 1—ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the annual meeting to serve for a three-year term expiring at the 2024 Annual Meeting.

NAME	AGE	DIRECTOR SINCE	POSITION
Ernest Garcia III	38	2017	President, CEO, and Chairman
Ira Platt	57	2017	Director

Each nominee was recommended for election by the Compensation and Nominating Committee for consideration by the Board and proposal to our stockholders. If, before the annual meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may (i) nominate a substitute (ii) allow the vacancy to remain until the Board identifies an appropriate candidate or (iii) reduce the size of the board to eliminate the vacancy. If the Board chooses to nominate a substitute nominee, the persons named as proxies on the proxy card will vote for that substitute nominee.

The Board recommends that you vote “FOR” each of the director nominees.

DIRECTOR NOMINEES

Ernest Garcia III co-founded Carvana and has served as our president and Chief Executive Officer ("CEO") since our inception in 2012. Mr. Garcia is also Chairman of the Carvana Co. Board. Prior to founding Carvana, Mr. Garcia held various roles at DriveTime Automotive Group, Inc. (“DriveTime”) from January 2007 to January 2013. From January 2007 to December 2008, he served as a financial strategist. He was a managing director of corporate finance from December 2008 to November 2009. From November 2009 until January 2013, he served as a vice president and treasurer and director of quantitative analytics. As director of quantitative analytics, Mr. Garcia was responsible for the firm’s ongoing development of consumer credit scoring models, and its utilization of those tools in retail-vehicle-sales deal structuring and vehicle-price optimization. Prior to DriveTime, Mr. Garcia was an associate in the Principal Transactions Group at RBS Greenwich Capital from 2005 to 2006, where he focused on consumer-credit-based investments. Mr. Garcia holds a B.S. in management science and engineering from Stanford University. We believe that Mr. Garcia will continue to be a valuable member of our Board because of his extensive knowledge of our business and strategy, as well as his experience in the automotive retail industry and leadership role with us.

Ira Platt has served on our Board since the completion of our initial public offering (“IPO”) in 2017. Mr. Platt has been the president of Georgiana Ventures, LLC, a firm that provides equity and debt capital to specialty finance companies, acquires portfolios of consumer finance receivables and offers consulting services to the specialty finance industry, since its inception in 2009. From May 2009 to December 2013, Mr. Platt served as the president of 221 Capital Partners, LLC, a firm that provides advisory services. From 2009 to 2011, Mr. Platt was the Portfolio Manager for the Rosemont TALF Opportunity Fund, a partnership investing in asset-backed securities. In addition, Mr. Platt was a managing director and Head of the Principal & Distressed Capital Business for RBS Greenwich Capital, the domestic fixed income banking unit of the Royal Bank of Scotland Group, from 1997 to 2009. Mr. Platt was an executive vice president of the Aegis Consumer Funding Group, a publicly traded non-prime automotive finance company, from 1991 to 1997. Mr. Platt earned a B.A. degree in 1985 from Emory University and an M.B.A. from The Fuqua School of Business at Duke University. Mr. Platt served on DriveTime’s board of directors from February 2014 until April 2017. We believe that Mr. Platt will continue to be a valuable member of our Board because of his service on DriveTime’s board and his extensive experience in consumer finance and the automotive retail industry.

CONTINUING DIRECTORS

Dan Quayle has served on our Board since the completion of our IPO. Mr. Quayle has served the United States Federal Government in various capacities: congressman, senator, and as the 44th Vice President of the United States of America from 1989 to 1993. Since 1999, Mr. Quayle has been with Cerberus Capital, a New York private investment firm. He has served as chairman of Cerberus Global Investments since 2001. Mr. Quayle earned a B.A. degree in political science from DePauw University and a J.D. from the Indiana University Robert H. McKinney School of Law. We believe Mr. Quayle will continue to be a valuable member of our Board because of his experience as the chairman of Cerberus Global Investments, LLC, as well as his extensive experience in the areas of government, foreign relations, and private investment.

Gregory Sullivan has served on our Board since the completion of our IPO. Mr. Sullivan is the co-founder and CEO of AFAR Media, a travel media company he co-founded in 2007. From 1995 to 2007, Mr. Sullivan served DriveTime in various capacities, including as president from 1995 to 2004, CEO from 1999 to 2004, and vice chairman from 2004 to 2007. Mr. Sullivan earned a B.B.A. degree in finance from the University of Notre Dame and a J.D. from the University of Virginia School of Law. We believe that Mr. Sullivan will continue to be a valuable member of our Board because of his senior management experience in the automotive and media industries.

Michael Maroone has served on our Board since the completion of our IPO. Mr. Maroone is currently the CEO of Maroone U.S.A. LLC. From July 2005 to April 2015, Mr. Maroone served on the board of AutoNation, Inc., an automotive retailer and provider of new and used vehicles and related services. From August 1999 until his retirement in February 2015, Mr. Maroone also served as president and chief operating officer of AutoNation, Inc. Prior to joining AutoNation, Inc., Mr. Maroone was president and chief executive officer of the Maroone Automotive Group, a privately-held automotive retail group, from 1977 to 1997. Mr. Maroone currently serves on four other boards: as chairman of the board of Cleveland Clinic Florida, a non-profit, multi-specialty academic hospital; as a member of the board of the Cleveland Clinic Enterprise Board; as a member of the board of Salty Dot, Inc.; and as a member of the board of MDH Acquisition Corp.. Mr. Maroone previously served as a member of the board of Cox Automotive, Inc., a privately held combination of global automotive wholesale and services businesses including automotive auctions, financial services, media, and software; on the Cleveland Clinic Board of Trustees; and was co-chairman of the Florida Leadership Board of the

Cleveland Clinic. He holds a B.S. degree in Small Business Management from the University of Colorado Boulder. Mr. Maroone was selected to serve on our Board because of his advisory experience and his extensive experience in the automotive retail industry and we believe that Mr. Maroone will continue to be a valuable member of our Board because of such experience.

Neha Parikh has served on our Board since April 2019. From August 2017 to November 2019, Ms. Parikh served as the President of Hotwire, a leading innovator in value creation and discount travel and a member of the Expedia Group. She first started with Expedia Group in 2008 with Hotels.com, where she amassed experience in roles across the business, including product development, customer relationship marketing, pricing, and strategy. Prior to her role with Hotwire, she was the Senior Vice President of Global Brands and Retail for Hotels.com, driving brand marketing activities, overseeing financial plans and operations, and leading merchandising, business development, and partner marketing globally. Before joining Hotels.com, Ms. Parikh worked in consumer insight and demand strategy consulting with The Cambridge Group (a Nielsen company), where she led projects across a variety of retailers, and at Dade Behring, Inc. (a Siemens healthcare company), where she held progressive levels of responsibility in marketing and product development. She also worked as a management consultant at Pricewaterhouse Coopers, LLP and gained multi-faceted expertise at an internet start-up in Chicago. Ms. Parikh holds a bachelors of business degree from The University of Texas at Austin and an MBA from the Kellogg School of Management at Northwestern University. We believe that Ms. Parikh will continue to be a valuable member of our Board because of her extensive senior management experience in the online retail vertical.

INDEPENDENCE STATUS

The listing standards of the New York Stock Exchange ("NYSE") require that, subject to specified exceptions, each member of a listed company’s audit committee, and compensation committee, and nominating committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has determined that each of our non-employee directors, including our director nominee Ira Platt, meets the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with Carvana and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our Class A common stock.

CONTROLLED COMPANY STATUS

For purposes of the corporate governance rules of the NYSE, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. The Garcia Parties beneficially own more than 50% of the combined voting power of Carvana Co. Accordingly, we expect to be eligible for, but do not currently intend to take advantage of, certain exemptions from the corporate governance requirements of the NYSE. Specifically, as a “controlled company,” we would not be required to have:

a.a majority of independent directors,
b.a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities,
c.a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or
d.an annual performance evaluation of the nominating and governance and compensation committees.

In the event we choose to rely on some or all of these exemptions in the future, you would not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of the NYSE.

BOARD MEETINGS AND COMMITTEES

During the year ended December 31, 2020, our Board held twenty-three meetings, our Audit Committee held eight meetings, and our Compensation and Nominating Committee held four meetings. Directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each director attended last year’s annual meeting. Twenty of the twenty-three meetings of the Board in 2020 were attended by 100% of the directors, and the remaining three meetings of the Board with less than 100% attendance were attended by five of the six directors. Each director attended 100% of the meetings held by the committees of the Board on which the director served.

Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee
Ira Platt	(Chairman)	•
Gregory Sullivan	•	(Chairman)
Dan Quayle		•
Michael Maroone	•
Neha Parikh	•	•

AUDIT COMMITTEE

The Audit Committee is responsible for, among other matters,

1.appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

2.discussing with our independent registered public accounting firm their independence from management;
3.reviewing with our independent registered public accounting firm the scope and results of their audit;
4.approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
5.overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
6.reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
7.establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters;
8.reviewing and approving related party transactions; and
9.overseeing our enterprise risk management program.

Our Board has affirmatively determined that Mr. Platt, Mr. Maroone, Ms. Parikh, and Mr. Sullivan meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. In addition, our Board has determined that Mr. Platt and Mr. Sullivan each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at investors.carvana.com/corporate-governance/governance-documents.

COMPENSATION AND NOMINATING COMMITTEE

The Compensation and Nominating Committee is responsible for, among other matters,

1.reviewing key employee compensation goals, policies, plans, and programs;
2.reviewing and providing recommendations to the Board regarding the compensation of our directors, CEO, and other executive officers;
3.reviewing and approving employment agreements and other similar arrangements between us and our executive officers;
4.administering stock plans and other incentive compensation plans;
5.identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
6.overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently;
7.assisting the Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations;
8.identifying best practices and recommending corporate governance principles; and
9.developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us.

The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at investors.carvana.com/corporate-

governance/governance-documents. Each member of our Compensation and Nominating Committee is an independent director as defined by NYSE rules.

BOARD LEADERSHIP STRUCTURE

The following section describes our board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and management directors that make up our Board, along with the independent role of our lead director and our independent board-committee composition, benefits Carvana and its stockholders.

INDEPENDENCE; BOARD MIX

Our Board has an effective mix of independent and management directors. It is composed of five independent directors and our current chairman and CEO, Ernest Garcia III.

LEAD DIRECTOR

The Board believes that it is beneficial to Carvana and its stockholders to designate one of the directors as a lead director who is elected by a majority of the Board. The lead director serves a variety of roles, including reviewing and approving Board schedules to confirm the appropriate board and committee topics are reviewed and sufficient time is allocated to each; liaising between our chairman and CEO and non-management directors when necessary and appropriate (that said, each director has direct and regular access to the chairman and CEO) and calling an executive session of independent directors at any time consistent with the bylaws and certificate of incorporation. Michael Maroone, an independent director and member of our Audit Committee, is currently our lead director. Mr. Maroone is an effective lead director for Carvana due to, among other things, his independence, his board leadership experience with AutoNation, Inc., his strong strategic and financial acumen, his commitment to ethics, his extensive knowledge of the automotive retail environment, and his deep understanding of Carvana and its business.

CHAIRMAN / CEO

With respect to the roles of chairman and CEO, the corporate governance guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Garcia has been our chairman and CEO since our IPO. The Board believes that combining the roles of chairman and CEO, together with the separate, independent role of our lead director, is currently the most effective leadership structure because Mr. Garcia has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including automotive retail, e-commerce, consumer finance and strategic planning. This knowledge and experience give Mr. Garcia the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

SELF EVALUATION

Our Compensation and Nominating Committee conducts an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. This includes survey materials as well as conversations between each director and the lead director. The evaluation focuses on the Board’s and the committees’ contributions to Carvana and has an enhanced focus on areas in which the Board or management believes that the Board could improve.

As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Carvana and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and greater-than-ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. Other than the following instance, we believe that during the 2020 fiscal year all of our directors, executive officers, and greater-than-ten-percent stockholders complied with the requirements of Section 16(a): on January 13, 2021, a Form 4 for Ms. Parikh reflecting a change in ownership of our securities was filed after the deadline to file such Form 4.

RISK OVERSIGHT

The Board, as a whole and through the Audit Committee, oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities. The risk management program facilitates constructive dialog at the senior management and board level to proactively realize opportunities and manage risks. Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full board. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our Company and provides regular updates to the Audit Committee and the full board on identified high priority risks and opportunities within the risk management program, and regularly provides a more in depth report on select topics, such as cybersecurity, including response planning and the program’s major initiatives.

CODE OF ETHICS AND CONDUCT

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at investors.carvana.com/

corporate-governance/governance-documents. We intend to disclose any amendments to the code or waivers of its requirements on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.

COMMUNICATIONS BY STOCKHOLDERS AND OTHER INTERESTED PARTIES WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may contact an individual director, the lead director, the Board as a group, or a specified board committee or group, including the non-management directors as a group, by sending regular mail to

Carvana Co.
1930 W. Rio Salado Pkwy
Tempe, AZ 85281
ATTN: Board of Directors

or by email at leaddirector@carvana.com.

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Carvana will receive the communications and process them before forwarding them to the addressee. Carvana may also refer communications to other departments within Carvana. Carvana generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Carvana.

DIRECTOR COMPENSATION

Prior to our IPO, none of our directors received compensation as a director from us. We have designed our non-employee director compensation program to achieve the following objectives:

a.align directors’ interests with the long-term interests of our shareholders;
b.attract and retain outstanding director candidates with diverse backgrounds and experiences; and
c.recognize the substantial time commitment required to serve as a Carvana director.

The Compensation and Nominating Committee reviews the Company’s director compensation program periodically. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us. Members of the Board who are employees of Carvana do not receive compensation for their service on the Board. The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our non-employee directors for the year ended December 31, 2020:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($) (2)	Total ($)
Ira Platt	$57,500	$322,235	$379,735
Gregory Sullivan	$57,500	$322,235	$379,735
Dan Quayle	$37,500	$322,235	$359,735
Michael Maroone	$57,500	$322,235	$379,735
Neha Parikh	$37,500	$322,235	$359,735

(1) As disclosed in our Shareholder Letter dated May 6, 2020, in response to the COVID-19 pandemic, management and the Board recommended and the Compensation and Nominating Committee agreed, to contribute a portion of executive officers' base salaries and each Board member's annual retainer to the Company’s disaster relief program under Section 139 of the IRS code—the “We’re All In This Together Fund” (the “Fund”). As a result, the amounts reported as "Fees earned or paid in cash ($)" for each non-employee director reflect the originally expected 2020 annual retainer plus fees for serving as the lead director or chair of a committee (for Mr. Platt, Mr. Sullivan, and Mr. Maroone, $95,000; and for Ms. Parikh and Mr. Quayle, $75,000) adjusted for the amount each non-employee director contributed to the Fund.

(2) The amounts reported in the Stock Awards column represent the grant date fair value on July 23, 2020, of the restricted stock units ("RSUs") granted to the non-employee directors during the year ended December 31, 2020 presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. As disclosed in the table below, the annual grant of RSUs for each non-employee director, similar to 2019, was calculated at a fair market value of $150,000 based on the 10-day trailing average closing stock price on April 20, 2020. In 2020, this amount came to 2,178 RSUs. However, due to the onset of the COVID-19 pandemic, in April 2020 the Compensation and Nominating Committee elected to postpone granting annual Board RSU awards in light of macro-environment and then-current circumstances. The annual grant was made to non-employee directors on July 23, 2020 and the grant date fair value of 2,178 RSUs on July 23, 2020 is reflected in this table.

NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE

As of December 31, 2020, we compensated our non-employee directors according to the following structure:

Description	Amount

Annual retainer	$75,000
Annual grant	Grant of 2,178 restricted stock units having a fair market value of $150,000, based on the 10-day trailing average closing stock price on April 20, 2020, that vests 100% after approximately one (1) year.
Board meeting fees	$2,000 per each board meeting in excess of six board meetings in any calendar year that a non-employee director attends in person.
Additional retainer for chair of committee	$20,000 for Audit Committee; $20,000 for Compensation and Nominating Committee
Additional retainer for lead director	$20,000

Additionally, upon the completion of our IPO, each then current non-employee director received a one-time award of options to purchase an aggregate of approximately 30,927 shares of our Class A common stock, vesting over three years, with an exercise price of $15.00. When Ms. Parikh was appointed to the Board in April 2019, she received a one-time award of RSUs having a fair market value of $150,000 based on the stock closing price as of April 18, 2019 that vests annually over three (3) years. All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The minimum Company stock ownership guidelines for non-employee directors is five (5) times the amount of the annual retainer paid by the Company, not including retainers paid for serving as the lead director or chair of a committee, within five (5) years of being named a director. For the CEO, the minimum Company stock ownership guideline is six (6) times base salary within five (5) years of being named in the role. The guidelines serve to align the interests of our directors to those of our stockholders.

Under this formula, the current ownership requirement is $375,000 (5 x $75,000) of Company stock for non-employee directors, and $4,602,000 (6 x $767,000) of Company stock for our CEO. Under these guidelines, directors elected at our IPO would have until April 2022 to comply with this requirement and Ms. Parikh, who joined the Board in April 2019, would have until April 2024 to meet this requirement. Each director is expected to continue to meet the ownership requirement for as long as he or she serves as a director of the Board. All non-employee directors and our CEO are in compliance with these guidelines as of the date of this proxy statement.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Carvana Co. as of May 3, 2021:

Name	Age	Position
Ernest Garcia III	38	President, Chief Executive Officer and Chairman
Mark Jenkins	42	Chief Financial Officer
Benjamin Huston	38	Chief Operating Officer
Ryan Keeton	43	Chief Brand Officer
Daniel Gill	38	Chief Product Officer
Paul Breaux	37	Vice President, General Counsel, and Secretary
Tom Taira	50	President, Special Projects

Ernest Garcia III is the president and CEO of Carvana and the chairman of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Continuing Directors.”

Mark Jenkins has served as our chief financial officer since July 2014. Prior to joining Carvana, Mr. Jenkins was a professor in the finance department at the Wharton School of the University of Pennsylvania from 2009 to 2014, where his teaching and research focused on consumer and corporate credit markets. While at Wharton, Mr. Jenkins was responsible for teaching courses in the undergraduate, MBA, and executive education programs on corporate restructuring, corporate credit, and leveraged finance. Prior to his time at Wharton, Mr. Jenkins worked at the Brattle Group from 2001 to 2004, an economic consulting firm, where he focused on corporate valuation and demand forecasting in technology markets. Mr. Jenkins received a Ph.D. in economics from Stanford University and a B.S.E. from Duke University in mathematics and civil engineering.

Benjamin Huston co-founded Carvana and has served as our chief operating officer since our inception in 2012. In 2011, prior to joining Carvana, Mr. Huston co-founded Looterang, a card-linking platform that enabled personalized deals to be automatically administered through consumer credit or debit cards. Mr. Huston was CEO of Looterang from 2011-2012. From 2008 to 2011, Mr. Huston served as an associate at Latham and Watkins, a full-service global law firm, where he focused on regulatory affairs. Mr. Huston holds a J.D. from Harvard Law School and a B.A. in American studies from Stanford University.

Ryan Keeton co-founded Carvana and has served as our chief brand officer since our inception in 2012. Prior to joining Carvana, Mr. Keeton was a principal at the Montero Group, a strategic consultancy firm, from 2010 to 2012, where he advised global public and private companies on strategic and business initiatives. From 2008 to 2010, Mr. Keeton served as director of strategic marketing for George P. Johnson, a global marketing agency. Mr. Keeton holds a B.A. in English and American literature and language from Harvard University.

Daniel Gill has served as our chief product officer since March 2015, overseeing all technology functions, as well as strategic partnerships for the business. Prior to joining Carvana, Mr. Gill spent his career in both enterprise software and consumer internet businesses. He co-founded and served as CEO of Huddler from 2007 until the company’s acquisition by Wikia in May of 2014. Mr. Gill holds a degree in biology from Stanford University.

Paul Breaux has served as our general counsel since August 2015. Prior to joining Carvana, Mr. Breaux practiced law at the Houston, Texas office of the firm Andrews Kurth LLP (now Hunton Andrews Kurth LLP) from 2008 to 2015. While at Andrews Kurth, Mr. Breaux’s representative experience encompassed a broad range of general business transactions matters. Mr. Breaux holds a J.D. from Harvard Law School, a B.A. in Plan II Honors from The University of Texas at Austin, and a B.B.A. in finance from The University of Texas at Austin.

Tom Taira has served as President, Special Projects since October 2018. Prior to joining Carvana, Mr. Taira was the co-founder and CEO of Propel AI, which was acquired by Carvana in 2018. In 2005, Mr. Taira co-founded TrueCar, Inc. and from 2005 until 2018 he served in various roles at TrueCar, Inc. including Chief Product Officer, Chief Strategy Officer, and President. Between 2009 to 2010, Mr. Taira co-founded and served as CEO of Honk LLC, an automotive social media website, which was acquired by TrueCar. He has also been a Director and founding team member at various automotive startups, including Model E, a vehicle subscription service, and Build-to-Order, a new American automotive manufacturer. Mr. Taira began his automotive career at Toyota Motor Sales, U.S.A. where he served as eBusiness Strategy Manager. Mr. Taira holds a B.A. in Social Sciences from the University of California, Irvine and an M.B.A. from Georgetown University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation objectives and design, our compensation-setting process, our executive compensation program components, and the decisions made in 2020 with respect to our CEO, chief financial officer, and our three other most highly compensated executive officers for the year ended December 31, 2020, who have been designated as our “named executive officers” under Item 402 of Regulation S-K (each, an "NEO" and collectively, the “NEOs”):

Named Executive Officer	Position
Ernest Garcia III	Chief Executive Officer
Mark Jenkins	Chief Financial Officer
Benjamin Huston	Chief Operating Officer
Daniel Gill	Chief Product Officer
Paul Breaux	Vice President, General Counsel, and Secretary

This CD&A may contain statements regarding future individual and Company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE SUMMARY

COMPANY PERFORMANCE HIGHLIGHTS

2020 was both a challenging and successful year for Carvana. We had another year of impressive growth in revenue, retail units sold, and total customers served despite the health and economic consequences of COVID-19. We also achieved records in our gross profit per unit and EBITDA margin, notably reaching positive EBITDA during the third quarter. Our growth has few historical precedents and makes us one of the fastest-growing technology, consumer, or retail companies at our scale.

The highlights of our 2020 performance amidst the pandemic include:

•37% increase in retail units sold, from 177,549 to 244,111;
•42% revenue growth, from $3.9 billion to $5.6 billion;

•120 new markets, bringing our total from 146 to 266;
•4 additional car vending machines, bringing our total from 23 to 27;

•a $400 increase in gross profit per unit from $2,852 to $3,252
•improvement in net loss margin from (9.3%) to (8.3%);
•improvement in EBITDA margin from (6.2%) to (4.6%), including our first EBITDA positive quarter in Q3; and

Note that EBITDA and EBITDA margin are non-GAAP measures. A description of these measures and a reconciliation of these measures to the nearest comparable GAAP measure can be found in the annex of this proxy statement.

*GPU in 2018, 2019, and 2020 include a $43, $31, and $2 impact from the 100k Milestone Gift, respectively. EBITDA margin in 2018, 2019, and 2020 include a 0.6%, 0.4%, and 0.0% impact from the 100k Milestone Gift, respectively.

•a one-year total shareholder return of 160.2%, significantly outperforming our peer group companies (see “Competitiveness of our Compensation Program” below) as an index as well as the S&P 500 and S&P 500 Retailing Indices.

$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
-$50.00
Carvana
Dec-31-2019
Mar-31-2020
Jun-30-2020
Sep-30-2020
Dec-31-2020
Carvana Co. (NYSE:CVNA)
S&P 500 Retailing (Industry Group) (^RLX)
S&P 500 (^SPX)
Carvana's Compensation Peer Group

KEY COMPENSATION DESIGN AND DECISIONS TO LINK PAY AND PERFORMANCE

Underlying our executive compensation program is a strong belief in promoting a pay-for-performance culture. We accomplish this by linking a significant portion of the compensation of our executive officers, including our NEOs, to our performance. In addition, the Compensation and Nomination Committee seeks to set important target performance levels that reflect our business plans rather than goals based on prior years’ achievements. Our executives earn payouts under our performance-based compensation plans based upon the Company’s achievement of pre-established financial objectives.

CORPORATE GOVERNANCE HIGHLIGHTS REGARDING EXECUTIVE COMPENSATION

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. The following summarizes our executive compensation and related governance policies and practices:

WHAT WE DO	WHAT WE DO NOT DO
A significant portion of compensation is "at risk" and tied to long-term Company performance	No discretionary or guaranteed incentive payments
Performance-measured incentive award metrics are solely based on Company performance; awards are determined based on pre-established targets	No new or legacy excise-tax gross-up provisions
Market-based executive compensation levels are reviewed by Compensation and Nominating Committee annually	No option repricing without stockholder consent
Performance-measured incentive awards are subject to a compensation recoupment policy
Executives are prohibited from hedging
An independent compensation consultant is retained to evaluate our executive compensation and make recommendations

We believe that we have designed executive compensation plans that effectively support our strategic and financial goals, create a culture of teamwork, and are directly tied to the performance of the Company and shareholder outcomes. We will continue to utilize rigorous governance processes to monitor and evaluate the compensation programs as well as implement best practices in compensation governance. We welcome shareholder feedback on our programs.

COMPENSATION OBJECTIVES AND PRINCIPLES

Carvana seeks to create and maintain a culture of teamwork and high performance. Our executive compensation programs are one of the tools we utilize to accomplish this objective. Philosophically, we aim to treat our executives fairly when considering:

a.the complexity of their jobs,
b.the market for their executive talent,
c.their individual performance,
d.the financial and strategic performance of the Company, and
e.the need to retain the executives.

Within that framework, it is critical that we meet our objectives to:

a.attract and retain the best executive talent to support our growth,

b.align the interests of our executives with those of our shareholders, and
c.provide incentives that are linked directly to our long- and short-term strategies.

We set important goals as our incentive compensation metrics and we expect that our executives will in aggregate be paid fairly compared to the compensation peer group approved by the Compensation and Nominating Committee considering Company performance, individual performance, tenure, and experience.

COMPENSATION SETTING PROCESS

ROLE OF COMPENSATION AND NOMINATING COMMITTEE AND CHIEF EXECUTIVE OFFICER IN SETTING EXECUTIVE COMPENSATION

The Compensation and Nominating Committee has responsibility for overseeing the design, development, and implementation of the compensation program for our CEO and other NEOs. The committee evaluates the performance of our CEO and the performance of the other executive officers. Our CEO assists the committee in evaluating the performance of our other executive officers, including the NEOs other than the CEO. Our CEO does not participate in certain portions of committee meetings or meetings of the Board when his compensation is discussed and determined, and has requested that his total compensation be set significantly below the market median due to his significant ownership interest in our Company.

Based on these assessments, the members of the Compensation and Nominating Committee, each of whom is an independent director, make the final compensation decisions for the NEOs other than the CEO, and make recommendations to the Board for the CEO’s compensation. The Board makes the final decision for the CEO’s compensation.

INDEPENDENT COMPENSATION ADVISOR

Our Compensation and Nominating Committee believes that independent advice is important in developing Carvana’s executive compensation programs. Since September 2017, the committee has engaged Korn Ferry as its independent compensation consultant to advise on executive compensation matters. All work performed by the independent compensation consultant regarding our executive compensation program is tasked and overseen directly by the committee. Our management provides information and analyses to the committee at the committee’s direction.

In addition to advising on our executive compensation program, Korn Ferry, at the request of and in service to the Compensation and Nominating Committee, provided certain other compensation advisory services for 2020 compensation, including assistance with establishing a compensation peer group, benchmarking executive compensation, aggregate broad based equity usage (including run rate and total dilution), outlining peer group short- and long-term incentive practices, and reviewing the narrative disclosure in this Compensation Discussion and Analysis.

Korn Ferry does not provide any other material services to Carvana Co. The Compensation and Nominating Committee has assessed the independence of Korn Ferry pursuant to the NYSE rules and concluded that Korn Ferry’s work for the committee did not raise any conflicts of interest.

CONSIDERATION OF THE SAY-ON-PAY VOTE

We last held a non-binding, advisory vote to approve the compensation of our NEOs, commonly referred to as the “say-on-pay” vote, at our 2020 Annual Meeting of Shareholders, as required by Section 14A of the Securities Exchange Act of 1934. Our advisory resolution to approve the compensation of our NEOs received substantial majority support from shareholders with 99.99% “For” votes of votes cast. We take this result as support that our executive compensation program and practices are reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive compensation periodically and we expect that the specific direction, emphasis, and components of our executive compensation program will continue to evolve, as will our process for establishing executive compensation.

COMPETITIVENESS OF OUR COMPENSATION PROGRAM

Our executive compensation program is designed so that the sum of base pay plus total long-term compensation is competitive with market practices. Market practices—or benchmarks—are based on peer-group data and compensation survey data.

The Compensation and Nominating Committee, with the assistance of its compensation consultant, Korn Ferry, reviewed and selected potential peer companies based on revenue size, industry focus, growth rates, complexity of operations, customer base, and market for talent. Many of our direct industry competitors are either privately held companies or are larger than us in revenue size, although very few have our growth trajectory. With the assistance of its compensation consultant, the committee approved the following compensation peer group in order to determine market pay levels and pay practices for fiscal year 2020:

•	Advanced Auto Parts, Inc.	•	Aaron's, Inc.
•	Tractor Supply Company	•	Lululemon Athletica Inc.
•	Wayfair Inc.	•	GoDaddy Inc.
•	Ulta Beauty, Inc.	•	RH
•	Asbury Automotive Group, Inc.	•	Floor & Decor Holdings, Inc.
•	Williams-Sonoma, Inc.	•	Overstock.com, Inc.
•	IAC/INTERACTIVECORP	•	Stitch Fix, Inc.

The Compensation and Nominating Committee expects to continue to review our compensation peer group on an annual basis, considering changes in our size and business and the businesses of the companies in the peer group.

The Compensation and Nominating Committee also uses compensation survey data in its evaluation of executive pay for the NEOs. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the committee in evaluating fiscal year 2020 compensation levels, the committee reviewed both peer-group proxy data and information from survey databases, utilizing appropriate subsets based on the size of the company.

COMPENSATION COMPONENTS

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, long-term incentives, and employee benefits. Our compensation philosophy places a significant portion of the potential total compensation for each NEO “at risk” such that compensation will vary based on performance of Carvana. Variable compensation is a component of compensation for most of our employees, but a higher proportion of our NEOs’ compensation is at risk than that of our general employee population. As shown in the pay mix chart below, our compensation program is designed to be highly performance-based. Approximately 74% of each of our NEO’s approved compensation is tied to our financial performance and stock price performance. As discussed below, when our NEOs' contributions to the Fund are taken into account, approximately 88% of each of our NEO's 2020 compensation is tied to long-term compensation.

CEO and Other NEO Average Compensation by Type
18.5%
26.0%
55.5%
Base Salary
Stock Options
Time & Performance Based RSUs

The following table describes the material elements of compensation and the objectives of each element:

PROGRAM		DESCRIPTION		OBJECTIVES
ANNUAL COMPENSATION:
Base Salary	•	Ongoing cash compensation based on executive officer's role, responsibilities, competitive market positioning, and individual performance.	•	Attract and retain qualified key managerial talent.
			•	Recognize sustained individual performance.
LONG-TERM COMPENSATION:
Long Term Incentive Program	•	A long-term incentive program using a combination of time-based and performance contingent awards.	•	Focus executives on long-term Company performance and long-term financial and strategic success.
			•	Retention.
			•	Align employee and stockholder interests via performance goals and stock ownership.

BASE SALARY

The base salaries for the NEOs are reviewed annually by the Compensation and Nominating Committee. Individual salaries are determined based upon a combination of factors, including the scope of responsibilities, individual performance and experience, our Company’s performance, an individual's potential for making contributions to future company performance, and competitive pay practices. The committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

In February 2020, the Compensation and Nominating Committee reviewed the base salaries of our executive officers, including our NEOs, taking into consideration the factors described above. Following this review, the committee determined to put more of the CEO's pay at-risk and slightly increase the base salaries of the four NEOs besides the CEO to maintain the competitiveness of this compensation element.

Ernest Garcia III, our CEO, had a 2019 base salary of $885,000 and a 2020 base salary of $767,000. Mark Jenkins, our chief financial officer, had a 2019 base salary of $735,000 and a 2020 base salary of $745,000. Benjamin Huston, our chief operating officer, had a 2019 base salary of $735,000 and a 2020 base salary of $745,000. Daniel Gill, our chief product officer, had a 2019 base salary of $645,000 and a 2020 base salary of $654,000. Paul Breaux, our General Counsel, had a 2019 base salary of $585,000 and a 2020 base salary of $593,000.

As disclosed in our Shareholder Letter dated May 6, 2020, in response to the COVID-19 pandemic, management and the Board recommended and the Compensation and Nominating Committee agreed, to contribute a portion of executive officers' base salaries and each Board member's annual retainer to the Fund. Approximately 49% of each NEO’s annual base salary went to the Fund, and as a result the actual base salary received by each NEO decreased overall in 2020 from the amounts stated above and is reflected in the Summary Compensation Table below.

LONG-TERM INCENTIVE PROGRAM

The Compensation and Nominating Committee believes that stock-based performance compensation is essential to align the interests of Carvana’s management and its shareholders in enhancing the long-term value of our equity and to encourage executives to remain with the Company. Among the varied types of equity awards the committee is authorized to use under the equity plan, stock options are the ones that the committee has determined are preferable for use with NEOs, because their value is more leveraged to future value appreciation and depends upon a future increase in the value of our common stock. The committee also has determined that blended time-based and performance contingent restricted stock unit grants to NEOs may be used for the purposes of retention or recognition of outstanding performance in part because restricted stock units are less volatile than stock options. During 2020 the Company granted stock options and RSUs under the Company's 2017 Omnibus Incentive Plan (the "Plan").

2020 Stock Option Grant

For fiscal year 2020, the Compensation and Nominating Committee determined to award time-based stock options to provide an award that has a value dependent upon a future increase in the value of our Class A common stock.

For the 2020 annual grant of stock options, the committee targeted a grant value equal to approximately 55.5% of each executive's total direct compensation, or 75% of each executive's long-term incentive compensation. The options were granted on February 14, 2020. Mr. Garcia was granted 29,250 options ($1,636,881 grant date value), Messrs. Jenkins and Huston were each granted 28,422 options ($1,590,544 grant date value), Mr. Gill was granted 24,942 options ($1,395,797 grant date value), and Mr. Breaux was granted 22,622 options ($1,265,966 grant date value). All of these grants vest 25% on April 1, 2021 and in 36 equal monthly installments thereafter, subject to their continued employment.

2020 Performance and Time Contingent Grant

For fiscal year 2020, the Compensation and Nominating Committee also granted a performance and time contingent RSU award for driving Company performance to achieve an important milestone in the development of the business. For the award, the committee targeted a grant value equal to approximately 18.5% of each NEO’s total direct compensation, or 25% of each NEO’s long-term incentive compensation. The RSUs were granted on February 14, 2020. Mr. Garcia was granted 6,159 RSUs ($545,811 grant date value), Messrs. Jenkins and Huston were each granted 5,984 RSUs ($530,302 grant date value), Mr Gill was granted 5,252 RSUs

($465,432 grant date value), and Mr. Breaux was granted 4,763 RSUs ($422,097 grant date value). All of these grants vest 25% on April 1, 2021 and in 36 equal monthly installments thereafter, subject to their continued employment and the Company's achievement of positive EBITDA for a calendar quarter (the "Performance Trigger"), subject to the discretion of the Compensation and Nominating Committee in determining whether extraordinary events during the calendar quarter contributed to the attainment of the Performance Trigger. Such RSUs will only become fully vested upon achievement of both the aforementioned time and performance based conditions. On October 29, 2020, the Company filed its Form 10-Q for the third quarter of 2020 reporting positive EBITDA. The Compensation and Nominating Committee determined that the Performance Trigger had been achieved. Accordingly, the NEOs’ 2020 RSU grants have met the performance vesting condition, but will remain subject to the time-based vesting schedule set forth in the 2020 awards.

2018 Special Performance-Contingent Grant and 2019 Performance and Time Contingent Grant

As previously disclosed, for fiscal year 2018 the Board granted a one-time special performance-contingent RSU award (the “2018 Performance Award”), and for fiscal year 2019, the Compensation and Nominating Committee granted a blended performance and time contingent RSU award (the “2019 Award”). Both the 2018 Performance Award and 2019 Award had the same Performance Trigger as the 2020 award. Accordingly, in October 2020, the Performance Trigger for these awards was also achieved. The 2018 Performance Award vested in full upon achievement of the Performance Trigger. The 2019 Award vested 39.6% on the first of the month following achievement of the Performance Trigger and the remaining 60.4% now vests 2 1/12% on a monthly basis in accordance with the vesting schedule set forth in the 2019 Award agreements.

PERQUISITES AND BENEFITS

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we did not provide perquisites to our executive officers in 2020, including our NEOs, except that each of the NEOs, along with certain other employees, can use one of the Company inventory vehicles (which generally will be replaced every three years); each, along with many of our employees, may use a company-provided cellular phone; and each, along with all of our employees, may participate in our 401(k) match benefit which is based on salary.

We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation and Nominating Committee.

TERMINATION, SEVERANCE, AND CHANGE IN CONTROL BENEFITS

We do not have employment or severance agreements with our executives. In the event of a change in control for either Carvana Co. or Carvana Group, any payment due to the NEOs would be governed by the NEOs' individual equity award agreements made under the Carvana

Co. 2017 Omnibus Incentive Plan (the "Plan") and the Carvana Group, LLC Equity Incentive Plan (the "Carvana Group Plan"). The Compensation and Nominating Committee believes that payments to NEOs in the event of a change in control as governed by these agreements benefit stockholders by providing an important incentive to NEOs to remain focused on running the business in the case of a pending or actual change in control event.

In the event of a Change in Control of Carvana Co. (as the term is defined in the Plan) and if an executive is terminated involuntarily without Cause (as the term is defined in the Plan) within twenty-four months following the Change in Control, then all outstanding unvested stock options and time contingent RSUs of the executive granted by our 2018, 2019, and 2020 equity award agreements will become fully exercisable or vested. An NEO whose employment is terminated because of death or disability will receive one year from the time of termination to exercise any then-vested options instead of the usual 90 days, but not past the expiration date of the options. If an NEO’s employment is terminated due to the NEO's disability, and that NEO later dies within a year, the legal representative of the NEO’s estate may exercise the options within the earlier period of the one year anniversary of the date of death, and the expiration date of the options.

In the event of a Change in Control of Carvana Group (as the term is defined in the Carvana Group Plan) all outstanding unvested Class B Unit awards held by participants in the Carvana Group Plan, whose employment has not previously been terminated, will accelerate in full, subject to certain escrow demand rights held by a purchaser of control of Carvana Group.

Except for these arrangements described above, none of our NEOs have entered into any plans, arrangements or agreements with Carvana providing for payments upon termination of employment or change in control of Carvana, other than payments generally available to all salaried employees that do not discriminate in scope, terms, or operation in favor of the executive officers of Carvana.

COMPENSATION-RELATED POLICIES

COMPENSATION RECOVERY (“CLAWBACK”) POLICY

In 2018, the Compensation and Nominating Committee approved the adoption of a “clawback” policy, which would provide for the clawback or recoupment of any compensation granted, earned, or vested that is tied to performance metrics, in the event of an accounting restatement resulting from material noncompliance with certain financial reporting requirements that reveals that such performance (or level of performance) was not achieved.

POLICY REGARDING HEDGING AND PLEDGING OF COMPANY STOCK

Carvana’s insider trading policy prohibits all employees from buying or selling Carvana securities while aware of material nonpublic information and prohibits the disclosure of material nonpublic information to others who then trade in our securities. As part of this policy, certain other Carvana-securities-related transactions by directors, officers and other employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless inappropriate for any director, officer, or other employee to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers, and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls, or other similar derivative securities. The policy also prohibits certain other transactions, including hedging or monetization transactions—e.g., zero-cost collars, forward sale contracts, and arrangements pledging company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan).

COMPENSATION AND RISK

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•Focus on weighting compensation toward four-year and greater vesting schedules of equity awards;
•individual executive pay generally set at market competitive levels against comparable executive roles at an appropriate set of peer companies, except the CEO, who has compensation significantly below market levels due to his significant ownership interest in us;
•no employment agreements with executive officers;
•the use of positive EBITDA as a performance metric, which incents employees to increase earnings and manage costs efficiently; and

•restrictions on trading in Carvana Class A common stock to reduce insider trading compliance risk, as well as prohibitions on pledging and hedging Carvana capital stock.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

TAX AND ACCOUNTING IMPLICATIONS

Carvana considers the tax and accounting aspects of the elements of compensation we offer in determining the most effective method for compensating our executives. This includes, but is not limited to, Section 162(m) of the Internal Revenue Code and the regulations thereunder. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to the CEO and certain other NEOs in excess of $1 million.

Prior to 2017 tax legislation, this $1 million deduction limit did not apply to compensation that qualified as “performance-based.” However, as of result of 2017 tax legislation, this “performance-based” exemption was eliminated, unless such compensation qualifies for transition relief (relating to written binding contracts in effect on November 2, 2017, which were not subsequently materially modified). Therefore, certain compensation paid under our existing equity plans and certain of our long-term equity awards originally designed with the intent that such amounts qualify as “performance-based” compensation may not be deductible in the future. Although the committee may consider the effect that Section 162(m) and the potential lack of deduction for amounts paid in excess of the deduction limit may have on Carvana, the Compensation and Nominating Committee continues to retain flexibility to make compensation decisions, in the exercise of its business judgment, that are based on factors that it determines to be appropriate (as determined by the committee in its sole discretion) to enable Carvana to continue to attract, retain, reward, and motivate its highly-qualified executives. This flexibility may include amending or modifying the design elements of our historical compensation programs.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Carvana, Co. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Carvana Co.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted by:

Gregory Sullivan
Ira Platt
Dan Quayle
Neha Parikh

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our NEOs for the past three fiscal years.

Name and Principal Position	Year	Salary		Stock awards	Option awards	Non-equity incentive plan compensation	All other compensation	Total
		($)		($)(1)	($)(1)	($)(2)	($)(3)	($)
Ernest Garcia III	2020	$411,752	(4)	$545,811	$1,636,881	$—	$—	$2,594,444	(4)
Chief Executive Officer	2019	$885,000		$522,925	$1,549,203	$—	$—	$2,957,128
	2018	$400,000		$1,011,664	$428,329	$235,733	$—	$2,075,726
Mark Jenkins	2020	$384,395	(4)	$530,302	$1,590,544	$—	$24,541	$2,529,782	(4)
Chief Financial Officer	2019	$735,000		$434,283	$1,286,618	$—	$23,657	$2,479,558
	2018	$375,000		$948,368	$401,566	$221,000	$21,980	$1,967,914
Benjamin Huston	2020	$376,010	(4)	$530,302	$1,590,544	$—	$18,294	$2,515,150	(4)
Chief Operating Officer	2019	$735,000		$434,283	$1,286,618	$—	$22,921	$2,478,822
	2018	$375,000		$948,368	$401,566	$221,000	$19,903	$1,965,837
Daniel Gill	2020	$332,850	(4)	$465,432	$1,395,797	$—	$20,819	$2,214,898	(4)
Chief Product Officer	2019	$645,000		$381,128	$1,129,067	$—	$13,819	$2,169,014
	2018	$330,000		$835,842	$353,369	$194,480	$13,157	$1,726,848
Paul Breaux	2020	$297,995	(4)	$422,097	$1,265,966	$—	$22,425	$2,008,483	(4)
General Counsel	2019	$585,000		$345,679	$1,024,057	$—	$21,437	$1,976,173

(1) The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs and stock options granted to the NEOs during the years presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2) The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid under our 2018 annual incentive plan.

(3) The following items were included in “All Other Compensation” for 2018, 2019, and 2020:

Name	Year	401(k) Plan Company Match(i)	Incremental Cost of Company Car(ii)	Cellphone Expense(iii)	Total
Ernest Garcia III	2020	$—	$—	$—	$—
	2019	$—	$—	$—	$—
	2018	$—	$—	$—	$—
Mark Jenkins	2020	$5,510	$18,500	$531	$24,541
	2019	$4,655	$18,500	$502	$23,657
	2018	$3,115	$18,500	$365	$21,980
Benjamin Huston	2020	$2,865	$14,750	$679	$18,294
	2019	$7,280	$14,750	$891	$22,921
	2018	$4,489	$14,750	$664	$19,903
Daniel Gill	2020	$8,893	$11,250	$676	$20,819
	2019	$1,828	$11,250	$741	$13,819
	2018	$1,523	$11,250	$384	$13,157
Paul Breaux	2020	$5,899	$15,780	$746	$22,425
	2019	$4,061	$16,411	$965	$21,437

(i) Represents discretionary matching contributions under our 401(k) Plan.

(ii) The incremental cost of the company car to us has been calculated based on the depreciation value of the vehicle.

(iii) Represents the cost of company-paid cell phone service.

(4) The amounts reported as salaries for the NEOs show the base salary for each NEO approved by the Board in February 2020 (for Mr. Garcia $767,000; for Messrs. Jenkins and Huston $745,000; for Mr. Gill $654,000; and for Mr. Breaux $593,000) adjusted for the amount each NEO contributed to the Fund as discussed above under “Compensation Components—Base Salary”. These amounts represent the actual salary each NEO received for 2020 and the actual total compensation received by each NEO for 2020.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated future payouts under equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)(2)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards(3)
		Threshold (#)	Target (#)	Maximum (#)
Ernest Garcia III	2/14/2020	—	6,159	—	—	—	$—	$545,811
	2/14/2020	—	—	—	—	29,250	$88.62	$1,636,881
Mark Jenkins	2/14/2020	—	5,984	—	—	—	$—	$530,302
	2/14/2020	—	—	—	—	28,422	$88.62	$1,590,544
Benjamin Huston	2/14/2020	—	5,984	—	—	—	$—	$530,302
	2/14/2020	—	—	—	—	28,422	$88.62	$1,590,544
Daniel Gill	2/14/2020	—	5,252	—	—	—	$—	$465,432
	2/14/2020	—	—	—	—	24,942	$88.62	$1,395,797
Paul Breaux	2/14/2020	—	4,763	—	—	—	$—	$422,097
	2/14/2020	—	—	—	—	22,622	$88.62	$1,265,966

(1) The amounts in these columns represent the number of shares that would be issued for awards of RSUs granted under the 2020 performance and time contingent grant upon achievement of the EBITDA performance target and the time-based vesting schedules, as described above under “Compensation Discussion and Analysis.”

(2) Represents awards of stock options which are scheduled to vest 25% on April 1, 2021 and in 36 month installments thereafter, subject to the grantee’s continued employment, as more fully described above under “Compensation Discussion and Analysis—Long Term Incentive Program.”

(3) The amounts reported in this column represent the grant date fair value of the options and RSUs granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

	Option Awards				Equity Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Ernest Garcia III:
Non-qualified stock options (2)	—	29,250	$88.62	2/14/2030	—	$—
Non-qualified stock options (3)	26,844	37,582	$38.00	2/25/2029	—	$—
Non-qualified stock options (4)	10,659	5,329	$44.21	7/28/2028	—	$—
Restricted stock units (5)	—	—	$—		4,662	$1,116,735
Restricted stock units (6)	—	—	$—		6,159	$1,475,327
Restricted stock units (7)	—	—	$—		7,925	$1,898,355
Mark Jenkins:
Non-qualified stock options (2)	—	28,422	$88.62	2/14/2030	—	$—
Non-qualified stock options (3)	22,294	31,212	$38.00	2/25/2029	—	$—
Non-qualified stock options (4)	9,993	4,996	$44.21	7/28/2028	—	$—
Restricted stock units (5)	—	—	$—		4,371	$1,047,029
Restricted stock units (6)	—	—	$—		5,984	$1,433,407
Restricted stock units (7)	—	—	$—		6,582	$1,576,652
Class B Units (8)	—	—	$—		1,667	$309,763
Class B Units (9)	—	—	$—		46,667	$8,382,887
Benjamin Huston:
Non-qualified stock options (2)	—	28,422	$88.62	2/14/2030	—	$—
Non-qualified stock options (3)	22,294	31,212	$38.00	2/25/2029	—	$—
Non-qualified stock options (4)	9,993	4,996	$44.21	7/28/2028	—	$—
Restricted stock units (5)	—	—	$—		4,371	$1,047,029
Restricted stock units (6)	—	—	$—		5,984	$1,433,407
Restricted stock units (7)	—	—	$—		6,582	$1,576,652
Class B Units (8)	—	—	$—		1,667	$309,763
Class B Units (9)	—	—	$—		46,667	$8,382,887
Daniel Gill
Non-qualified stock options (2)	—	24,942	$88.62	2/14/2030	—	$—
Non-qualified stock options (3)	19,564	27,390	$38.00	2/25/2029	—	$—
Non-qualified stock options (4)	8,793	4,397	$44.21	7/28/2028	—	$—
Restricted stock units (5)	—	—	$—		3,847	$921,510
Restricted stock units (6)	—	—	$—		5,252	$1,258,064
Restricted stock units (7)	—	—	$—		5,776	$1,383,583
Class B Units (8)	—	—	$—		417	$77,487
Class B Units (9)	—	—	$—		17,500	$3,143,560

Paul Breaux
Non-qualified stock options (2)	—	22,622	$88.62	2/14/2030	—	$—
Non-qualified stock options (3)	17,745	24,842	$38.00	2/25/2029	—	$—
Non-qualified stock options (4)	8,793	4,397	$44.21	7/28/2028	—	$—
Restricted stock units (5)	—	—	$—		3,847	$921,510
Restricted stock units (6)	—	—	$—		4,763	$1,140,929
Restricted stock units (7)	—	—	$—		5,239	$1,254,950
Class B Units(10)	—	—	$—		3,333	$619,340
Class B Units (9)	—	—	$—		11,667	$2,095,767

(1) Amounts were determined based on the closing price of Carvana Co.’s Class A common stock on December 31, 2020, of $239.54 and the applicable participation thresholds of our B3 Units (as defined below) and B4 Units (as defined below). These values may not reflect the value actually realized by the NEOs upon vesting.

(2) These stock options vest 25% on April 1, 2021, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter.

(3) These stock options vested 25% on April 1, 2020, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter.

(4) These stock options vested 25% on April 1, 2019, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter.

(5) These RSUs vested 25% on April 1, 2019, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter.

(6) These RSUs met the Performance Trigger on October 29, 2020 when Carvana filed its Form 10-Q for the third quarter of 2020 reflecting positive EBITDA. As a result, these RSUs vested 39.6% on November 1, 2020, and the remaining 60.4% vests 2 1/12% on the first of each month thereafter.

(7) These RSUs met the Performance Trigger on October 29, 2020 when Carvana filed its Form 10-Q for the third quarter of 2020 reflecting positive EBITDA. As a result, these RSUs vest 25% on April 1, 2021 and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter.

(8) These Class B Units (the “B3 Units”) were granted on October 21, 2016, with a participation threshold of $5.8114; 20% vested on January 1, 2017, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

(9) These Class B Units (the “B4 Units”) were granted on April 27, 2017, with a participation threshold of $12.00; 20% vested on February 1, 2018, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

(10) These B3 Units were granted on September 16, 2016, with a participation threshold of $5.8114; 20% vested on August 9, 2017, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock Awards(1)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ernest Garcia III	—	—	23,730	$4,335,975
Mark Jenkins	—	—	73,736	$10,791,180
Benjamin Huston	—	—	73,736	$10,791,180
Daniel Gill	—	—	67,039	$8,332,778
Paul Breaux	—	—	55,259	$7,372,272

(1) Amounts include RSUs and Class B Units. The number of shares and values were determined based on the closing price of Carvana Co.’s Class A common stock on each vesting date and, in the case of Class B Units, the applicable participation thresholds of our B3 Units and B4 Units (each as defined above in the “Outstanding Equity Awards at 2020 Fiscal Year End” table) and of our Class B Units with a participation threshold equal to $0.00 (the "B1 Units") and $4.878 (the "B2 Units").

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

As described in “Compensation Discussion and Analysis – Termination, Severance, and Change in Control Benefits” above, we do not have an employment or severance plan or agreement with any of our named executives; however, our NEOs would be entitled to accelerated vesting of certain equity awards upon the occurrence of the following scenarios, with values calculated based on the Company's closing stock price on December 31, 2020:

Name	Change in Control (Without Termination) ($)(1)	Involuntary Termination without Cause Within 24 Months of a Change in Control ($)(2)
Ernest Garcia III:	$—	$17,520,017
Mark Jenkins:	$8,692,650	$15,612,872
Benjamin Huston:	$8,692,650	$15,612,872
Daniel Gill:	$3,221,047	$13,706,451
Paul Breaux:	$2,715,107	$12,597,024

(1) Amounts in this column represent the value based on the Company’s closing stock price as of December 31, 2020, and include the following:
•On a fully exchanged basis, the Class B Units (as described above under “Outstanding Equity Awards at 2020 Fiscal Year End”), that would vest upon a Change In Control of Carvana Group, as long as the executive’s employment had not been previously terminated and subject to certain escrow demand rights held by a purchaser of control of Carvana Group.

(2) Amounts in this column represent the value based on the Company's closing stock price as of December 31, 2020, and include the following:
•All outstanding unvested time-based RSUs granted in 2018, which would become fully vested if the NEO is involuntarily terminated without cause within 24 months of a change in control of Carvana Co.
•All unvested stock options granted in 2018, which would become fully vested if the NEO is involuntarily terminated without cause within 24 months of a change in control of Carvana Co.
•All unvested stock options granted in 2019, which would become fully vested if the NEO is involuntarily terminated without cause within 24 months of a change in control of Carvana Co.
•All outstanding unvested RSUs granted in 2019, which would become fully vested if the NEO is involuntarily terminated without cause within 24 months of a change in control of Carvana Co.
•All unvested stock options granted in 2020, which would become fully vested if the NEO is involuntarily terminated without cause within 24 months of a change in control of Carvana Co.
•All outstanding unvested RSUs granted in 2020, which would become fully vested if the executive is involuntarily terminated without cause within 24 months of a change of control of Carvana Co.

Each NEO is required to comply with the restrictive covenants set forth in each NEO's individual equity award agreement, which includes confidentiality, non-solicitation, non-competition, and non-interference obligations. Please see “Compensation Discussion and Analysis – Termination, Severance, and Change in Control Benefits” for a more detailed discussion regarding the acceleration and treatment of such equity awards.

CEO PAY RATIO

The 2020 annual total compensation of our median-compensated employee other than Mr. Garcia was $36,720. We identified our median-compensated employee by calculating the annual salary of all our employees as of December 31, 2020, annualized for those who joined Carvana during the year. Mr. Garcia’s 2020 annual total compensation, excluding his contributions to the Fund, was $2,594,444, as disclosed in the “Summary Compensation Table” above. The ratio of our median-compensated employee to Mr. Garcia is 1-to-71.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES FOR APPROVAL OF RELATED PARTY TRANSACTION

We have adopted a written policy with respect to the review, approval, and ratification of related party transactions. Under the policy, our Board is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Board will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Board to consider, among other factors it deems appropriate:

a.the related person’s relationship to us and interest in the transaction;
b.the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
c.the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
d.the benefits to us of the proposed transaction;
e.if applicable, the availability of other sources of comparable products or services; and
f.an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Board may only approve those transactions that are in or are not inconsistent with our best interests and those of our stockholders, as the Board determines in good faith.

AMENDED AND RESTATED OPERATING AGREEMENT

In connection with the organizational transactions we effected in connection with our IPO, we amended and restated Carvana Group’s existing operating agreement, which we refer to as the “LLC Operating Agreement.” On October 2, 2018, Carvana Group amended the LLC Agreement to create a class of non-convertible preferred units (the "Class A Non-Convertible Preferred Units"), effective September 21, 2018. The Class A Non-Convertible Preferred Units were created in connection with Carvana Co.'s issuance of the 2023 Notes in September 2018 and May 2019 (see Carvana’s Annual Report on Form 10-K for 2020, Item 8 Note 9 — Debt Instruments). On October 2, 2020, Carvana Group amended and restated the LLC Agreement to, among other things, authorize the issuance of 1,100,000 Class A Non-Convertible Preferred Units to be sold to Carvana Co. in connection with the issuance of its 2025 Notes and 2028 Notes (see Carvana’s Annual Report on Form 10-K for 2020, Item 8 Note 10 — Stockholders' Equity) and authorize the issuance of additional Class A Non-Convertible Preferred Units, in each case in consideration for the capital contribution made or deemed to have been made by Carvana Co. of the net proceeds of senior unsecured notes issuances. Carvana Co. used its net proceeds from the 2023 Notes and the 2025 Notes and 2028 Notes to purchase 600,000 and 1,100,000 Class A Non-Convertible Preferred Units, respectively. In the event Carvana Co. makes payments on the 2025 Notes and 2028 Notes, Carvana Group will make an equal cash distribution, as necessary, to the Class A Non-Convertible Preferred Units. For each $1,000 principal amount of 2025 Notes and 2028 Notes that Carvana Co. repays or otherwise retires, one Class A Non-Convertible Preferred Unit shall be canceled and retired.

As discussed further in Carvana’s Annual Report on Form 10-K for 2020, Item 8, Note 9 — Debt Instruments, the Company redeemed its 2023 Notes on October 2, 2020 using a portion of its net proceeds from the issuance of its 2025 Notes and 2028 Notes, at which point 600,000 Class A Non-Convertible Preferred Units were canceled and retired.

The operations of Carvana Group, and the rights and obligations of the LLC Unitholders, are set forth in the LLC Operating Agreement.

EXCHANGE AGREEMENT

On April 27, 2017, we entered into an exchange agreement with Carvana Co. Sub LLC (our wholly owned subsidiary) and the LLC Unitholders. Under the exchange agreement, LLC Unitholders (and certain permitted transferees thereof) may exchange at any time their LLC Units for either shares of our Class A common stock or for cash, whichever we decide. To the extent LLC Unitholders also hold Class B common stock, they will be required to deliver to us the same number of shares of Class B common stock as Class A common stock being exchanged for. We will then cancel those shares of Class B common stock. As LLC Unitholders exchange their interest in Carvana Group, our indirect interest in Carvana Group will increase correspondingly.

When an LLC Unitholder makes an exchange, they will receive four shares of Class A common stock for every five Class A Units or, at our option, cash equal to the value of a share of Class A common stock multiplied by 0.8 times the number of Class A Units being exchanged. The value of the Class A common stock is determined by the average of the volume-weighted average prices for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of exchange. Class B Units are subject to vesting and a participation threshold, and, as a result, LLC Unitholders exchanging Class B Units will receive a number of shares of Class A common stock equal to the Class A common stock value (determined the same way as above) less the applicable participation threshold multiplied by 0.8 times the number of Class B Units being exchanged, divided by the same Class A common stock value, subject to adjustment as set forth in the Exchange Agreement.

REGISTRATION RIGHTS AGREEMENT

In connection with the IPO, we entered into a registration rights agreement with certain LLC unitholders. These LLC unitholders are entitled to request that we register their shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” All of these LLC unitholders will be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by certain LLC unitholders, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, stock split, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities, provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, any Registrable Securities held by a person other than an LLC Unitholder and their affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

TAX RECEIVABLE AGREEMENT

We have entered into a Tax Receivable Agreement with LLC Unitholders that will provide for the payment from time to time by us to such persons of 85% of the amount of the benefits, if any, that we realize or, under certain circumstances, are deemed to realize as a result of

1.the increase in our wholly owned subsidiary’s proportionate share of the existing tax basis of the assets of Carvana Group and an adjustment in the tax basis of the assets of Carvana Group reflected in that proportionate share as a result of any future exchanges of LLC Units held by an LLC Unitholder for shares of our Class A common stock or cash; and
2.certain other tax benefits related to our making payments under the Tax Receivable Agreement.

We expect to benefit from the remaining 15% of any tax benefits that we actually realize and, except in connection with a change of control, we will not make any payments under the Tax Receivable Agreement until after we have directly or indirectly realized (or have been deemed to have realized) benefits in excess of such payments. These payment obligations are obligations of Carvana Co. and not of Carvana Group. No payments were made during the year ended December 31, 2020.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

REGISTERED DIRECT OFFERING

On April 1, 2020, we completed a registered direct offering to investors (the "RDO") of approximately 13.3 million shares of our Class A common stock at an offering price of $45.00 per share and received net proceeds from the offering of approximately $599.5 million. As part of the RDO, various related parties participated and invested in the Company. The following related parties invested the following amounts: Ernest Garcia II, through Verde Investments Inc. an affiliate of DriveTime (“Verde”), and Ernest Garcia III each invested approximately $25.0 million purchasing approximately 0.6 million shares of our Class A common stock; CVAN Holdings, LLC invested $18.0 million purchasing approximately 0.4 million shares; Spruce House Investment Management LLC invested $10.0 million purchasing approximately 0.2 million shares; Tiger Global Management, LLC invested $49.5 million purchasing approximately 1.1 million shares; CAS Investment Partners, LLC invested $7.1 million purchasing approximately 0.16 million shares; and Morgan Stanley Investment Management Inc. invested $29.25 million purchasing approximately 0.65 million shares.

RELATIONSHIP WITH DRIVETIME

Prior to November 1, 2014, Carvana, LLC was a wholly owned subsidiary of DriveTime. On November 1, 2014, DriveTime distributed the units of Carvana, LLC to the unit holders of DriveTime on a pro rata basis, which we refer to as the “Spinoff.” DriveTime is controlled by our controlling stockholder, Ernest Garcia II, who is also the father of our CEO, Ernest Garcia III. Following the Spinoff, the unit holders of DriveTime contributed the Carvana, LLC units to Carvana Group.

Subsequent to the Spinoff, we entered into several agreements with DriveTime and affiliated companies that were intended to facilitate our transition to a standalone company, which are described below, along with subsequent agreements. We will refer to DriveTime and its subsidiaries and affiliates, other than us, as “DriveTime”. In addition to the discussion below, our relationship with DriveTime is further discussed in Note 6 to our Notes to Consolidated Financial Statements of Carvana’s Annual Report on Form 10-K for 2020. There can be no assurances that DriveTime or its affiliated companies will enter into any new agreements or arrangements with us, or extend or renew existing agreements or arrangements, on the same terms, similar terms, or at all.

ATLANTA, GA HUB LOCATION LEASE GUARANTEE

In May 2013, DriveTime guaranteed our obligations under the lease governing our occupancy of the property on which an Atlanta hub is located. We do not compensate DriveTime for the guarantee. The initial lease term and rent payments commenced December 1, 2013, and the current term expires on November 30, 2021. Base rent during the initial term was $9.5 thousand per month but may increase by 3% of the then-current base rent during each extension term. Monthly rent payments were $11.0 thousand per month through November 30, 2020 and $11.3 thousand per month through November 30, 2021. In addition to base rent, we are responsible for our proportionate share of common area maintenance charges. Total expenses related to this lease agreement were approximately $0.2 million for the year ended December 31, 2020.

LEASE AGREEMENT

In connection with the Spinoff, we entered into a lease agreement dated November 1, 2014, with DriveTime that governs our access to and utilization of space at inspection and reconditioning centers (“IRCs”) in Blue Mound, Texas, and Delanco, New Jersey, and previously in Winder, Georgia, which previously were DriveTime IRCs. The lease agreement was most recently amended in December 2018. The agreement also governs utilization of office space and parking spaces at various DriveTime IRCs and retail facilities that we use as hubs.

Under the amended lease agreement, hubs generally have cancellable two-year terms subject to certain two consecutive one-year renewal options and subject to the terms of any master lease under which we are subleasing. At both of these locations, we make monthly lease payments based on DriveTime's actual rent expense. In addition, we are responsible for the actual insurance costs and real estate taxes. Total expenses related to this lease agreement were approximately $2.4 million for the year ended December 31, 2020.

HOUSTON, TX VENDING MACHINE LEASE GUARANTEE

On July 14, 2015, DriveTime guaranteed our obligations under the lease governing our occupancy of the property on which our Houston vending machine is located. We do not compensate DriveTime for the guarantee. The initial lease term commenced January 8, 2016, and we began paying base rent on May 7, 2016. Base rent during the initial term is $23.0 thousand per month, and the initial term expires on April 6, 2026. We have the option to extend the initial term for four additional consecutive five-year periods. Base rent during each extension term will increase 10% of the then-current base rent for each subsequent extension. Total expenses related to this lease agreement were approximately $0.3 million for the year ended December 31, 2020.

TEMPE, AZ OFFICE SPACE

In September 2016, the Company entered into a lease for the second floor of its corporate headquarters in Tempe, Arizona. DriveTime guaranteed up to $0.5 million of the Company's rent payments under that lease through September 2019. In connection with that lease, the Company entered into a sublease with DriveTime for the use of the first floor of the same building. The lease and sublease each have a term of 83 months, subject to the right to exercise three five-year extension options. Pursuant to the sublease, the Company will pay the rent equal to the amounts due under DriveTime's master lease directly to DriveTime's landlord. Total expenses related to this lease agreement were approximately $1.0 million for the year ended December 31, 2020.

In addition to the Company's corporate headquarters, in December 2019 an affiliate of Verde ("Verde RE") purchased an office building in Tempe, Arizona that we leased from an unrelated party. In connection with the purchase, Verde RE assumed that lease. The lease has an initial term of 10 years, subject to the right to exercise two five-year extension options. During the year ended December 31, 2020, the rent paid to Verde RE was approximately $0.8 million.

TOLLESON, AZ INSPECTION AND RECONDITIONING CENTER LEASE

In December 2016, we entered into a lease agreement with Verde for an IRC in Tolleson, Arizona. The lease commenced in February 2017. In August 2018, we entered into an additional lease agreement with a coterminous initial term with Verde for contiguous space to use in connection with such center, which began that same month. Total expense related to these lease agreements was approximately $2.0 million for the year ended December 31, 2020.

In September 2020, to consummate a sale leaseback transaction with an unrelated third party, we exercised a pre-existing option under the lease agreement with Verde to purchase the leased land and related assets at the Tolleson IRC from Verde for its net book value of approximately $21.7 million thus terminating the lease agreement. We immediately sold such land and related assets along with the Company's leasehold improvements at the Tolleson IRC to a third party who simultaneously leased back the Tolleson IRC to the Company.

WINDER, GA INSPECTION AND RECONDITIONING CENTER LEASE

In February 2017, we entered into a lease with DriveTime for an IRC in Winder, Georgia where we previously maintained partial occupancy under the DriveTime lease agreement described above and we are now the sole occupant. The lease has an 8-year term, subject to our ability to exercise three renewal option terms of five years each. We began paying base rent of $83.3 thousand per month as of March 1, 2017. The monthly rent is subject to adjustment each year beginning January 1, 2018, increasing in an amount equal to the percentage increase in the Consumer Price Index, with a maximum of 5% and a minimum of 2%. The monthly rent increased on January 1, 2020, to $88.8 thousand. Our total expenses related to this lease agreement were approximately $1.1 million for the year ended December 31, 2020.

HUB LEASE AGREEMENT

In March 2017, we entered into a lease with DriveTime that governs our utilization of office space and parking spaces at DriveTime facilities that we use as hubs. The lease was most recently amended in September 2020. Under the lease agreement, we pay a monthly rental fee related to our pro rata utilization of space at such facilities plus a pro rata share of each facility’s actual insurance costs and real estate taxes. Each hub has an initial cancellable term of two years, subject to certain two consecutive one-year renewal options. Our total expenses related to this lease agreement were approximately $1.3 million for the year ended December 31, 2020.

CLEVELAND, OH AREA INSPECTION AND RECONDITIONING CENTER SUBLEASE

In November 2018, Carvana entered into a sublease agreement with DriveTime for an inspection and reconditioning center near Cleveland, Ohio. Pursuant to the sublease, Carvana became the sole occupant of this IRC in February 2019. We pay a base rent of $35.0 thousand per month which increases in each extension term. The sublease has an initial term of three years. We have the ability to exercise three renewal options of five years each. Our total expenses related to this lease agreement were approximately $0.7 million for the year ended December 31, 2020.

NASHVILLE, TN AREA INSPECTION AND RECONDITIONING CENTER LEASE

On February 28, 2019, Carvana assumed a lease from DriveTime of an IRC near Nashville, Tennessee. The term expires on October 31, 2023, subject to our ability to exercise three renewal options of five years each. DriveTime was a partial occupant of the IRC until April 1, 2019, after which Carvana became the sole occupant of the IRC, but DriveTime was not fully released from lease obligations by the landlord. Monthly base rent in 2020 was $31.0 thousand. The rent will further increase during each extension term over the then-current base rent by an amount equal to the percentage increase in the Consumer Price Index, with a maximum of 15% and a minimum of 10%. During the year ended December 31, 2020, the total rent expense to the landlord was approximately $0.7 million.

SERVICING AGREEMENTS WITH DRIVETIME

In December 2015, we entered into a servicing agreement with DriveTime, wherein DriveTime agreed to perform certain servicing and administrative functions with respect to automotive finance receivables we own after origination and before sale. In the year ended December 31, 2020, DriveTime had aggregate earnings of approximately $2.5 million for performing servicing functions for such receivables.

In addition, DriveTime services loans that we have sold to third parties. For the year ended December 31, 2020, DriveTime had aggregate earnings of approximately $6.9 million related to the servicing of such loans.

Further, DriveTime performs certain servicing and administrative functions with respect to automotive finance receivables we sell or pledge under the following agreements:

Master Purchase and Sale Agreement

In December 2016, we entered into a master purchase and sale agreement pursuant to which we sell finance receivables meeting certain underwriting criteria to certain financing partners, including Ally Bank and Ally Financial. During the year ended December 31, 2020, we sold approximately $2.2 billion in principal balances of finance receivables under the purchase and sale agreement. DriveTime had aggregate earnings of approximately $11.9 million pursuant to the agreement for performing servicing functions for the year ended December 31, 2020.

Transfer Agreements

In March, June, September, and December 2019, we entered into transfer agreements pursuant to which we sold finance receivables meeting certain underwriting criteria to certain purchaser trusts in connection with the securitization of those finance receivables. Under these agreements, the purchaser trusts purchased an aggregate of approximately $1.9 billion in principal balances of finance receivables. In March and December 2020, we entered into additional transfer agreements in connection with the securitization of finance receivables. Under these 2020 agreements, the purchaser trusts purchased an aggregate of approximately $0.9 billion in principal balances of finance receivables.

The purchaser trusts of these securitizations engaged Carvana as the administrator of such trusts and DriveTime as servicer of the receivables. In the year ended December 31, 2020, DriveTime had aggregate earnings of approximately $24.4 million for performing servicing functions under these agreements.

Loan and Security Agreements

In November 2017, we entered into a master transfer agreement pursuant to which we sold finance receivables meeting certain underwriting criteria to a purchaser trust funded by certain financing partners (the “2017 Master Transfer Agreement”).

In April 2019, we entered in a Loan and Security Agreement with Ally Bank pursuant to which Ally Bank agreed to provide a $300.0 million revolving credit facility (the "DART Facility") to fund certain automotive finance receivables originated by the Company.

In May 2019, we purchased the certificate for the purchaser trust of the 2017 Master Transfer Agreement from a third party. In connection with the purchase of the certificate, the Company and Ally Bank entered into the A&R Loan and Security Agreement pursuant to which Ally Bank agreed to provide a $350.0 million revolving credit facility (the "SART Facility") to fund certain automotive finance receivables originated by the Company.

After entering into revolving credit warehouse facilities with certain unrelated lenders in January and February 2020, as further described in the section 2020 Credit Facilities below, the Company voluntarily terminated the SART and DART Facilities. The SART and DART Facilities engaged Carvana as the administrator of the trust and DriveTime as servicer of the receivables. In the year ended December 31, 2020, DriveTime had aggregate earnings of $0.1 million for performing servicing functions under the SART and DART Facilities.

2020 Credit Facilities

In January and February 2020, we entered into two revolving credit facilities with certain lenders to fund automotive finance receivables originated by the Company. The credit facilities may be drawn upon through July 23, 2021 and February 20, 2022, respectively. As of the date hereof, the lenders have committed an aggregate amount of $1.0 billion under these facilities. The lenders and the Company engaged DriveTime as servicer of the receivables. In the year ended December 31, 2020, DriveTime had aggregate earnings of approximately $3.5 million for performing these servicing functions.

GAP WAIVER INSURANCE POLICY

In 2020, we purchased insurance policies from BlueShore Insurance Company ("BlueShore"), an affiliate of DriveTime, for approximately $27,000 that reimburses the lienholder of finance receivables with GAP waiver coverage for any GAP waiver claims on a defined set of finance receivables that we sold in our securitization transactions. This insurance is transferred with the underlying finance receivable. In March 2019, we entered into a retrospective profit sharing agreement with BlueShore under which we share in the profits generated from the insurance policies by receiving a portion of the excess of the premium we paid to BlueShore, net of a fee, compared to the amount BlueShore pays out related to the GAP waiver claims. In the future we may partner with BlueShore on additional ancillary products, which could include products customarily sold by automotive retailers or other insurance products customarily sold by traditional insurance companies. As of December 31, 2020, we held a receivable of approximately $0.1 million.

MASTER DEALER AGREEMENT

In December 2016, we entered into a master dealer agreement with DriveTime. Pursuant to this agreement, we may sell vehicle service contracts (“VSCs”) to customers purchasing a vehicle from us. We earn a commission on each VSC sold to our customers and DriveTime is obligated by and subsequently administers the VSCs. We collect the retail purchase price of the VSCs from our customers and remit the purchase price net of commission to DriveTime. During the year ended December 31, 2020, we recognized approximately $93.6 million of commissions earned on VSCs sold to our customers and administered by DriveTime, net of a reserve for estimated contract cancellations. In November 2018, we amended the master dealer agreement to allow Carvana to receive payments for excess reserves based on the performance of the VSCs versus the reserves held by the VSC administrator, once a required claims period for such VSCs has passed. In August 2020, the agreement was further amended to adjust excess reserve payment calculations and timing. During the year ended December 31, 2020, Carvana recognized approximately $11.1 million related to payments for excess reserves to which it expects to be entitled.

Beginning in 2017, DriveTime also administers the limited warranty provided to all customers and a portion of our GAP waiver coverage under the master dealer agreement. We pay a per-contract fee to DriveTime to administer the limited warranty included with every purchase and a per-contract fee to DriveTime to administer a portion of the GAP waiver coverage we sell to our customers. We incurred costs of approximately $6.1 million during the year ended December 31, 2020, related to the administration of GAP waiver coverage and limited warranty. As of February 2020, all of the Company's on-going GAP waiver coverage sales began to be administered by an unrelated party.

SENIOR UNSECURED NOTES

In September 2018 and May 2019, we issued and sold $600.0 million aggregate principal amount of 8.875% senior unsecured notes due 2023 (the “2023 Notes”), $25.0 million aggregate principal amount of which were purchased by Verde. As of December 31, 2019, Verde held $15.0 million of principal of the outstanding 2023 Notes. On October 2, 2020, we redeemed all of the 2023 Notes, including the $15.0 million held by Verde. Verde received approximately $1.3 million in interest payments during the year ended December 31, 2020.

AIRCRAFT TIME SHARING AGREEMENT

On October 22, 2015, we entered into an agreement, which was amended on May 15, 2017, to share usage of two aircraft operated by DriveTime. Pursuant to the agreement, we agreed to reimburse DriveTime for actual expenses for each of our flights. The original term of the agreement was for 12 months, with perpetual 12-month automatic renewals. Either the lessors or the lessees can terminate the lease with 30 days’ prior written notice. We reimbursed DriveTime $0.2 million under this agreement during the year ended December 31, 2020.

WHOLESALE REVENUE

In 2020, DriveTime began purchasing wholesale vehicles from us through competitive online auctions that are managed by an unrelated third party. As a result, we recognized approximately $4.1 million of wholesale revenue from DriveTime during the year ended December 31, 2020.

SHARED SERVICES AGREEMENT

Prior to the Spinoff, we relied on DriveTime for its administrative functions. In connection with the Spinoff, we entered into a shared services agreement under which DriveTime provided certain accounting and tax, legal and compliance, information technology, telecommunications, benefits, insurance, real estate, equipment, corporate communications, software and production and other services to primarily facilitate our transition of these functions to us on a standalone basis. The shared services agreement operates on a year-to-year basis, with Carvana having the right to terminate any or all services with 30 days’ prior written notice and DriveTime having the right to terminate certain services with 90 days’ prior written notice. In February 2021 the Shared Services Agreement was amended to add additional administrative services including but not limited to certain account remediation services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 4, 2021, by:

•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, it is our understanding that the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, Class B Units, or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 4, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based the percentage ownership of our Class A common stock on 78,904,460 shares of our common stock outstanding as of March 4, 2021, and have based the percentage ownership of our Class B common stock on 93,439,470 shares as of the same date. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Carvana Co., 1930 W Rio Salado Pkwy, Tempe, AZ 85281.

	Shares Beneficially Owned
	Class A Common Stock(1)			Class B Common Stock(1)
Name of Beneficial Owner	Shares		%	Shares		%	Voting %
Ernest C. Garcia II	655,556	(2)	*	76,962,673	(3)	82%	86%
CVAN Holdings, LLC	850,000	(4)	1%	12,795,376	(4)	14%	2%
T. Rowe Price Associates, Inc.	8,607,674	(5)	11%	—		—%	*
FMR LLC	6,987,931	(6)	9%	—		—%	*
Morgan Stanley ; Morgan Stanley Investment Management Inc.	6,563,440	(7)	8%	—		—%	*
Tiger Global Investments, L.P.; Tiger Global Performance, LLC; Tiger Global Management, LLC; Charles P. Coleman III; Scott Shleifer	6,012,907	(8)	8%	—		—%	*
The Vanguard Group	5,897,408	(9)	7%	—		—%	*
Baillie Gifford & Co (Scottish Partnership)	5,806,161	(10)	7%	—		—%	*
Spruce House Investment Management LLC; Spruce House Capital LLC; Spruce House Partnership LP; Zachary Sternberg; Benjamin Stein	4,061,563	(11)	5%	—		—%	*
Management and Directors
Ernest C. Garcia, III	631,700	(12)	*	15,498,547	(13)	17%	17%
Mark Jenkins	674,314	(14)	*	—		—%	*
Benjamin Huston	674,322	(15)	*	—		—%	*
Daniel Gill	216,344	(16)	*	—		—%	*
Paul Breaux	170,652	(17)	*	—		—%	*
Ira Platt	140,337	(18)	*	—		—%	*
Gregory Sullivan	35,488	(19)	*	—		—%	*
Dan Quayle	35,488	(19)	*	—		—%	*
Michael Maroone	76,488	(20)	*	—		—%	*
Neha Parikh	8,407	(21)	*	—		—%	*
All management and directors (11 individuals)	2,949,486	(22)	4%	15,498,547	(22)	17%	17%

(1) Each share of Class A common stock entitles the registered holder thereof to one vote on all matters presented to stockholders for a vote generally, including the election of directors. Each share of our Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally, including the election of directors, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). Each other share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally, including the election of directors. The Class A common stock and Class B common stock vote as a single class on all matters except as required by law or the certificate of incorporation. A “*” indicates percentages of less than 1%.

(2) This number includes 555,556 shares of our Class A common stock owned by Verde Investments, Inc., which Mr. Garcia II wholly owns and controls. This number also includes 100,000 shares of our Class A common stock owned by the Ernest C. Garcia III Multi-Generational Trust III. While Ernest Garcia II is the investment trustee over Ernest C. Garcia III Multi-Generational Trust III, the trust is irrevocable and he is not a beneficiary. Mr. Garcia III and his children are the beneficiaries of the Ernest C. Garcia III Multi-Generational Trust III. This information is based on the Form 4 filed with the SEC by Mr. Garcia II on March 8, 2021. Mr. Garcia II’s address is 100 Crescent Court, Suite 1100, Dallas, TX 75201.

(3) This number includes 45,176,652 shares of Class B common stock owned directly by Mr. Garcia II; and 8,000,000 shares of Class B common stock owned by ECG II SPE, of which Mr. Garcia II is the 100% owner. This number also includes 11,834,021 shares of Class B common stock owned by the Ernest Irrevocable 2004 Trust III, of which Mr. Garcia III is the sole beneficiary, and 11,952,000 shares of Class B common stock owned by the Ernest C. Garcia III Multi-Generational Trust III, of which Mr. Garcia III is a beneficiary together with his children. While Ernest Garcia II is the investment trustee over Ernest C. Garcia III Multi-Generational Trust III, the trust is irrevocable and he is not a beneficiary. While Ernest Garcia II and Ernest Garcia III are the joint investment trustees over Ernest Irrevocable 2004 Trust III, the trust is irrevocable and Mr. Garcia II is not a beneficiary. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 76,962,673 shares of Class A common stock. These shares of Class A common stock represent approximately 44% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. This information is based on the Form 4 filed with the SEC by Mr. Garcia II on March 2, 2021. The address for each of these reporting persons is 100 Crescent Court, Suite 1100, Dallas, TX 75201.

(4) CVAN Holdings, LLC; Delaware Life Holdings Parent, LLC; Delaware Life Holdings Parent II, LLC; Delaware Life Holdings Manager, LLC; and Mark Walter report shared voting and dispositive power of 850,000 shares of Class A common stock and 12,795,376 shares of Class B common stock. CVAN Holdings, LLC directly holds the Class A common stock and Class B common stock. CVAN Holdings, LLC is a wholly-owned subsidiary of Delaware Life Holdings Parent, LLC (“Parent I”). Parent I is a wholly-owned subsidiary of Delaware Life Holdings Parent II, LLC (“Parent II”). Each of Parent I and Parent II is managed by Delaware Life Holdings Manager, LLC (“Manager”) and each of Parent II and Manager is controlled by Mr. Mark Walter (“Mr. Walter”). Each of Parent I, Parent II, Manager and Mr. Walter may be deemed to indirectly share voting and dispositive power over the securities held directly by CVAN Holdings, LLC, and as a result, may be deemed to have or share beneficial ownership of the securities held directly by CVAN Holdings, LLC. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 12,795,376 shares of Class A common stock. These shares of Class A common stock represent approximately 7% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. CVAN Holdings, LLC has pledged 11,625,000 of the LLC Units and 9,300,000 shares of Class B common stock to secure its obligations under prepaid variable forward sale contracts with an unaffiliated third party, including the obligation to deliver to the counterparty up to 9,300,000 shares of Class A common stock on the maturity date of the contracts. The pledged securities are exchangeable for 9,300,000 shares of Class A common stock pursuant to the Exchange Agreement. This information is based on the Schedule 13G/A filed with the SEC on February 12, 2021. The address for each of these reporting persons is 227 W. Monroe Suite 5000, Chicago, IL 60606.

(5) T. Rowe Price Associates, Inc. reports sole dispositive power of 8,607,674 shares of Class A common stock and sole voting power of 3,277,042 shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on February 16, 2021. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(6) FMR LLC reports sole power to dispose or direct the disposition of 6,987,931 shares of Class A common stock and sole power to vote or direct the vote of 1,296,842 shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on February 8, 2021. FMR LLC’s address is 245 Summer Street, Boston, MA 02210.

(7) Morgan Stanley and Morgan Stanley Investment Management Inc. each report shared dispositive power of and shared voting power of 6,563,440 shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on February 10, 2021. The address for Morgan Stanley is 1585 Broadway New York, NY 10036 and the address for Morgan Stanley Investment Management Inc. is 522 5th Avenue 6th Floor New York, NY 10036.

(8) Tiger Global Performance, LLC, Tiger Global Management, LLC, Charles P. Coleman III, and Scott Shleifer each report shared voting and dispositive power of 6,012,907 shares of Class A common stock.Tiger Global Investments, L.P. reports shared voting and dispositive power of 4,592,890 shares of Class A common stock.This information is based on the Schedule 13G/A filed with the SEC on February 16, 2021. The address for Tiger Global Investments, L.P. is P.O. Box 31106, 89 Nexus Way, Camana Bay, Grand Cayman KY1-1205, Cayman Islands. The address for each of the other reporting persons herein is 9 West 57th Street, 35th Floor, New York, NY 10019.

(9) The Vanguard Group reports sole dispositive power of 5,793,031 shares of Class A common stock. The Vanguard Group reports shared power to dispose or direct the disposition of 104,377 of these shares of Class A common stock and shared power to vote or direct the vote of 58,417 of these shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(10) Baillie Gifford & Co. (Scottish partnership) reports sole dispositive power of 5,806,161 shares of Class A common stock and sole voting power of 3,921,298 shares of Class A common stock. This information is based on the Schedule 13G filed with the SEC on January 14, 2021. The address for Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(11) Spruce House Investment Management LLC; Spruce House Capital LLC; The Spruce House Partnership LLC; The Spruce House Partnership (AI) LP; The Spruce House Partnership (GP) LP; Zachary Sternberg and Benjamin Stein report shared voting and dispositive power of 3,963,463 shares of Class A common stock. Zachary Sternberg reports sole voting and dispositive power of 50,000 shares of Class A common stock. Benjamin Stein reports sole voting and dispositive power of 48,100 shares of Class A common stock. The Spruce House Partnership LLC holds the 3,963,463 shares with shared voting and dispositive power and its sole members are The Spruce House Partnership (AI) LP and The Spruce House Partnership (QP) LP, each a private investment fund managed by Spruce House Investment Management LLC Spruce House Capital LLC serves as the general partner and Spruce House Investment Management LLC serves as the investment manager. Zachary Sternberg and Benjamin Stein each serve as managing members of Spruce House Capital LLC and Spruce House Investment Management

LLC. This information is based on the Schedule 13G/A filed with the SEC on December 4, 2020. The address for each of these reporting persons is 435 Hudson Street, 8th Floor New York, NY 10014.

(12) This number includes 575,082 shares of Class A common stock owned directly by Ernest Garcia III. This number also includes 53,801 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 4, 2021, and 2,817 shares of Class A common stock issuable upon vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021, inclusive of shares to be withheld for tax purposes.

(13) This number includes 3,664,526 shares of Class B common stock owned directly by Mr. Garcia III, and 11,834,021 shares of Class B common stock owned by the Ernest Irrevocable 2004 Trust III, of which Mr. Garcia III is the sole beneficiary. While Ernest Garcia II and Ernest Garcia III are the investment trustees over Ernest Irrevocable 2004 Trust III, the trust is irrevocable and Mr. Garcia II is not a beneficiary. Mr. Garcia III is the sole beneficiary of the Ernest Irrevocable 2004 Trust III. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 15,498,547 shares of Class A common stock. These shares of Class A common stock represent approximately 9% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

(14) This number includes 17,965 shares of Class A common stock owned directly by Mr. Jenkins; 606,592 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of March 4, 2021, based on an assumed price of $269.99 share (the closing price of our Class A common stock on the NYSE on March 4, 2021); 47,120 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 4, 2021; and 2,637 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021, inclusive of shares to be withheld for tax purposes.

(15) This number includes 17,973 shares of Class A common stock owned directly by Mr. Huston; 606,592 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of March 4, 2021, based on an assumed price of $269.99 per share (the closing price of our Class A common stock on the NYSE on March 4, 2021); 47,120 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 4, 2021; and 2,637 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021, inclusive of shares to be withheld for tax purposes.

(16) This number includes 16,248 shares of Class A common stock owned directly by Mr. Gill; 156,405 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of March 4, 2021, based on an assumed price of $269.99 per share (the closing price of our Class A common stock on the NYSE on March 4, 2021); 41,377 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 4, 2021; and 2,314 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021, inclusive of shares to be withheld for tax purposes.

(17) This number includes 15,912 shares of Class A common stock owned directly by Mr. Breaux; 114,121 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of March 4, 2021, based on an assumed price of $269.99 per share (the closing price of our Class A common stock on the NYSE on March 4, 2021); 38,475 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 4, 2021; and 2,144 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021, inclusive of shares to be withheld for tax purposes.

(18) This number includes 17,381 shares of Class A common stock owned directly by Mr. Platt and 850 shares of Class A common stock held directly and jointly by Mr. Platt’s parents. This number also includes 89,000 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of March 4, 2021, based on an assumed price of $269.99 per share (the closing price of our Class A common stock on the NYSE on March 4, 2021); 30,928 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 4, 2021; and 2,178 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021, inclusive of shares to be withheld for tax purposes.

(19) This number includes 30,928 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 4, 2021; and 2,178 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021, inclusive of shares to be withheld for tax purposes.

(20) This number includes 22,382 shares of Class A common stock owned directly by Mr. Maroone, 1,000 shares of Class A common stock held directly by the Maroone Family Partnership, LP, an entity controlled by Mr. Maroone that Mr. Maroone disclaims beneficial ownership of except to the extent of his pecuniary interest therein, and 20,000 shares of Class A common stock held directly by the Michael Maroone Family Partnership, LP, an entity controlled by Mr. Maroone. This number also includes 2,178 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021.

(21) This number includes 5,435 shares of Class A common stock owned directly by Ms. Parikh. This number also includes 2,972 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021.

(22) This number includes 1,804,989 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of March 4, 2021, based on an assumed price of $269.99 per share (the closing price of our Class A common stock on the NYSE on March 4, 2021); 382,267 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 4, 2021; 25,835 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 4, 2021, inclusive of shares to be withheld for tax purposes. This number excludes 15,498,547 shares of Class A common stock issuable in exchange for LLC Units held by our executive officers and directors, based on an assumed price of $269.99 per share (the closing price of our Class A common stock on the NYSE on March 4, 2021). These shares of Class A common stock issuable in exchange for vested Class B Units and other LLC Units represent approximately 10% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

ITEM 2 - APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

General

On March 22, 2021 the Board approved, subject to stockholder approval, the Carvana Co. Employee Stock Purchase Plan (the "ESPP"). Stockholder approval of the ESPP requires the affirmative vote of a majority of the shares that are present or by proxy and entitled to vote on the proposal at the Annual Meeting.

The ESPP is intended to encourage and enable employees of the Company and its designated subsidiaries to acquire Class A common stock of the Company ("Stock"), by offering options to buy discounted shares. We believe that employees who participate in the ESPP will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company's growth and earnings. The ESPP is intended to be an "employee stock purchase plan" within the meaning of Code Section 423 and the provisions of the ESPP will be construed in a manner consistent with the requirements of such section.

Based on the estimated participation usage rate that is difficult to accurately predict, the Company believes that the 500,000 authorized shares will be sufficient to operate the ESPP for approximately ten (10) years, depending in part on the future performance of our common stock, our number of eligible employees over that period, and their participation rate. We anticipate filing a Registration Statement on Form S-8 with the SEC to register the amount of new shares of our common stock to be included in the aggregate share reserve under the ESPP, effective upon and subject to stockholder approval of the ESPP.

The following summary describes the principal provisions of the ESPP. The summary does not purport to be complete and is qualified in its entirety by the full text of the ESPP attached as Annex A to this proxy statement.

Summary of the ESPP

Under the ESPP, as of the effective date, an aggregate of 500,000 shares of Stock (subject to certain adjustments to reflect changes in the Company's capitalization) may be purchased from the Company by eligible employees that become participants in the ESPP.

To be eligible to participate in an the ESPP, an individual must: have been employed by the Company or a designated subsidiary for at least 6 months. However, an otherwise-eligible employee will not be eligible if, immediately after the option is granted, the employee will own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary corporation; and, to the extent allowable under Code Section 423, the Compensation and Nominating Committee (the "Committee") may decide not to extend an offering to one or more categories of employees. Approximately 6,500 employees will be eligible to participate in the ESPP.

The term "designated subsidiary" means any subsidiary designated by the Committee from time to time, in its sole discretion, whose employees may participate in the ESPP, if such employees otherwise qualify as eligible employees.

The ESPP contemplates offering periods during which eligible employees will be allowed to elect payroll deductions (on an after-tax basis) for the purpose of buying shares under the ESPP. Each offering period will be six months, or such other period designated by the Committee, beginning on January 1 and July 1 or such other dates as designated by the Committee. Subject to stockholder approval, the first offering period will begin on July 1, 2021.

On the first day of each offering period (the "offer date," generally January 1 and July 1), each participating employee ("participant") will be granted an option to purchase Stock at the end of the offering period (on the "exercise date," generally the next June 30 or December 31), subject to the limit described below. No offering period will begin before the ESPP is approved by stockholders. The purchase price per share of Stock subject to an offering may be specified by the Committee, provided that the purchase price shall not be less than 85% of the fair market value of one share of Stock on the last Trading Day of the Offering Period. The Committee may modify the purchase price (but not below the minimum described above) subject to the approval of the shareholders to the extent necessary to comply with any applicable laws, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted or traded.

An eligible employee may participate in an offering (i.e., elect to exercise the option) by electing an amount of deductions to be taken from his or her pay (on an after-tax basis). An eligible employee's maximum deductions may be specified by the Committee. A participant may cancel his or her election at any time with respect to any offering period. In the event of cancellation, a participant would receive in cash the balance of the payroll deductions (without interest) then credited to his or her account.

On each exercise date, each participant's accumulated payroll deductions will be used to purchase shares of Stock at the applicable purchase price, subject to the limit described below. If all or a portion of the shares cannot reasonably be purchased on such date because of unavailability or any other reason, such purchase will be made as soon as thereafter feasible. A participant is entitled to all rights as a stockholder when the shares are credited to his or her account.

The fair market value of shares purchased under the ESPP by a participant in any calendar year shall not exceed $25,000 or such lower amount as determined by the Committee; no participant shall be granted an option to purchase shares of Stock under the ESPP if such option would allow the participant to accrue rights to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and its designated subsidiaries at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time such options are granted) for each calendar year in which such options are outstanding at any time.

If, during an offering period, a participant's continuous service terminates for any reason or a participant ceases to be an eligible employee, any outstanding option held by the participant shall immediately terminate. The participant shall be withdrawn from the ESPP and the participants’ entire account shall be refunded in cash as soon as practicable thereafter.

The ESPP is administered by the Committee. The Committee may delegate its duties and responsibilities under the ESPP, as determined by the Committee in its sole discretion.

The Committee may at any time and for any reason terminate, freeze or amend the ESPP. Except as otherwise described in the ESPP, no amendment or termination may adversely affect any option previously granted. Stockholder approval shall be required for any amendment or termination to the extent (and only to the extent) required by Code Section 423 or any other applicable law, regulation or stock exchange rule.

Neither payroll deductions credited to a participant's account nor any rights with regard to the purchase of or right to receive shares of Stock under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as otherwise permitted in the ESPP).

The ESPP is not subject to any of the requirements of ERISA. The ESPP is not, nor is it intended to be, qualified under Code Section 401(a).

New Plan Benefit

Because the actual level of discount and the number of shares purchased under the ESPP will depend on each participant's voluntary election to participate and on the fair market value of the Stock at various future dates, neither the number of shares purchased nor the value to any individual can be determined in advance. On March 4, 2021, the Record Date for purposes of this Proxy, the closing price of our common stock on the NYSE was $269.99.

United States Federal Income Tax Consequences

The ESPP is intended to qualify as an "employee stock purchase plan" under Code Section 423. Neither the grant of an option under the ESPP nor the exercise of such option (purchase of common stock) will have any immediate tax consequence for a participant. As of the date of this proxy statement, if a participant disposes of the common stock at least two years after the option was granted to him or her and at least one year after the common stock was purchased, any gain or loss realized upon the disposition of shares will be treated as long-term capital gain or loss to the participant; provided that if the purchase price is less than 100% of the fair market value at the time of purchase (exercise) the participant will realize ordinary income equal to the lesser of: (i) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock at the time the right to purchase was granted or (ii) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock on the date of the disposition. No income tax deduction will be allowed to the Company with respect to common stock purchased under the ESPP if such common stock is held for the required periods. If the participant disposes of the common stock before the holding periods described above have been satisfied (i.e., a "disqualifying disposition"), the participant will recognize ordinary income equal to the lesser of: (i) the excess of the fair market value of the common stock at the time of purchase over the purchase price, or (ii) the excess of the fair market value of the common stock at the time of disposition over the purchase price; and any excess gain over such amount will be treated as capital gain. In the case of a disqualifying disposition, the Company will generally be entitled to a deduction in the amount that the participant recognizes as ordinary income.

If a participant dies while holding shares purchased under the ESPP, the participant will realize ordinary income equal to the lesser of: (i) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock at the time the right to purchase was granted or (ii) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock on the date of death.

Approval of the ESPP requires affirmative votes from the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

The Board recommends that you vote "FOR" the approval of the Carvana Co. Employee Stock Purchase Plan.

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021. Services provided to Carvana and its subsidiaries by Grant Thornton LLP for the year ended December 31, 2020 are described below and under “Audit Committee Report.”

FEES AND SERVICES

The following table summarizes the aggregate fees for professional audit services and other services rendered by Grant Thornton LLP for the years ended December 31, 2020 and 2019:

Services	2020	2019
Audit Fees	$1,653,994(1)	$1,638,527(1)
Audit-Related Fees	$21,200(2)	$—
Tax Fees	$443,200(3)	$520,541(3)
All Other Fees	$—	$—

(1) Includes the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of our quarterly consolidated financial statements. These fees also include procedures performed related to our follow-on offerings completed in May 2019, April 2020, and May 2020, and the issuance of our senior notes in May 2019 and October 2020.

(2) Includes the aggregate fees for the audit of the annual financial statements of the securitization trust CRVNA 2020-P1.
(3) Includes the aggregate fees for tax return preparation and other tax compliance services.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Carvana management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes–Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes–Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Audit Committee approved all services provided by Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Grant Thornton LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If Carvana’s stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Grant Thornton LLP as our independent registered public accounting firm if it is determined that it is in Carvana’s best interests to do so.

The Audit Committee and the Board recommend that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Carvana for the year ending December 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of four independent directors (as defined by the New York Stock Exchange Listing Standards), met eight times in 2020, and operates under a written charter, which is posted on our website at investors.carvana.com/corporate-governance/governance-documents. As provided in the charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•reviewed and discussed the audited financial statements for the year ended December 31, 2020, with our management;

•discussed with our independent auditors, Grant Thornton LLP, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and

•received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted by:

Ira Platt
Gregory Sullivan
Michael Maroone
Neha Parikh

ITEM 4 - SAY ON PAY

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table,” and the related compensation tables and narrative. This item is being presented pursuant to Section 14A of the Securities Exchange Act of 1934. Although this advisory vote is not binding, the Compensation and Nominating Committee will consider the voting results when evaluating our executive compensation program.

Our executive compensation programs are designed to support our long-term success and reflect our pay-for-performance culture. Our Company has grown dramatically over the years. Our growth has few historical precedents and makes us one of the fastest-growing technology, consumer, or retail companies at our scale, and in 2020 we continued to grow rapidly, with another year of impressive revenue growth while simultaneously making significant progress in gross profit per unit and accelerating our operating leverage. We have a strong belief in promoting a pay-for-performance culture, and, accordingly, as described in the “Compensation Discussion and Analysis” of this proxy statement, the Compensation and Nominating Committee has set challenging performance targets based not on last year’s achievements but continued progress towards profitability, and has structured our executive compensation program to tie total compensation to long-term stockholder value, as reflected primarily in our stock price. We believe that our executive compensation plans effectively support our strategic and financial goals, create a culture of teamwork, and are directly tied to the performance of the Company and shareholder outcomes.

The Board recommends a vote “FOR” approval, on an advisory basis, of our executive compensation as described in this proxy statement.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The “Audit Committee Report” included in this proxy statement shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT, AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K, all amendments to those reports filed with the SEC, our code of business conduct, corporate governance guidelines, the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investors.carvana.com, or may be requested in print, at no cost, by email at investors@carvana.com or by mail to Carvana Co., 1930 W. Rio Salado Pkwy, Tempe, AZ 85281, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly, and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the internet at www.sec.gov. We are an electronic filer, and the SEC maintains an internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investors.carvana.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

Carvana is paying the expenses of this solicitation. Carvana will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the record date by such persons, and Carvana will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers, and other employees of Carvana may solicit proxies in person or by telephone, facsimile, email, or other similar means.

ANNEX
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we also present the following non-GAAP measures: EBITDA and EBITDA margin. We believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

In prior periods, we calculated non-GAAP measures including Gross Profit ex-Gift, Gross Profit per Unit ex-Gift, EBITDA ex-Gift, EBITDA Margin ex-Gift, Adjusted Net Loss and Adjusted Net Loss per Share, to exclude the impact of the 100k Milestone Gift program. As this program has concluded, it is not material to current or future years and the adjustment is no longer included within similar calculations. For the year ended December 31, 2020, there was approximately $0.5 million of stock based compensation related to the 100k Milestone Gift program within cost of sales, which would impact all measures. For the years ended December 31, 2019 and December 31, 2018, there was approximately $13.2 million and $11.8 million, respectively, of stock based compensation related to the 100k Milestone Gift impacting the calculation of EBITDA ex-Gift, EBITDA Margin ex-Gift, Adjusted Net Loss, and Adjusted Net Loss per Share, including $5.4 million and $4.0 million, respectively, within cost of sales impacting the calculation of Gross Profit ex-Gift and Gross Profit per Unit ex-Gift.

EBITDA AND EBITDA MARGIN

EBITDA and EBITDA Margin are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA is defined as net loss before interest expense, income tax expense, and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues. We use EBITDA to measure the operating performance of our business and EBITDA Margin to measure our operating performance relative to our total revenues. We believe that EBITDA and EBITDA Margin are useful measures to us and to our investors because they exclude certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net loss is the most directly comparable GAAP measure, and calculation of EBITDA Margin is as follows:

	Years Ended December 31,
	2020	2019	2018	2017	2016

	(dollars in thousands)
Net loss (1)	$(462,222)	$(364,639)	$(254,745)	$(164,316)	$(93,112)
Depreciation and amortization expense	73,791	41,265	23,539	11,568	4,658
Interest expense	131,528	80,606	25,018	7,659	3,587
Income Tax Provision	(255)	—	—	—	—
EBITDA	$(257,158)	$(242,768)	$(206,188)	$(145,089)	$(84,867)

Total revenues	$5,586,565	$3,939,896	$1,955,467	$858,870	$365,148
Net Loss Margin	(8.3)%	(9.3)%	(13.0)%	(19.1)%	(25.5)%
EBITDA Margin (2)	(4.6)%	(6.2)%	(10.5)%	(16.9)%	(23.2)%

(1) Includes $0.5 million, $13.2 million, $11.8 million, $0.0 million, and $0.0 million, respectively, related to the 100k Milestone Gift.
(2) Includes 0.0%, 0.4%, 0.6%, 0.0%, and 0.0%, respectively, related to the 100k Milestone Gift.

CARVANA CO. EMPLOYEE STOCK PURCHASE PLAN

CARVANA CO.

2021 EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE DATE: [May 3], 2021
APPROVED BY SHAREHOLDERS: [May 3], 2021
EXPIRATION DATE: [May 3], 2031

ARTICLE 1
ESTABLISHMENT; PURPOSE; GLOSSARY

1.1ESTABLISHMENT. Carvana Co., a Delaware corporation (the “Company”), hereby establishes the Carvana Co. 2021 Employee Stock Purchase Plan (the “Plan”). The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted, and construed consistent with that intent. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment for the Stock purchases made pursuant to the Plan, nor does the Company make any representation that it will maintain the qualified status of the Plan.

1.2PURPOSE. The purpose of the Plan is to encourage and enable Eligible Employees of the Company and its Designated Subsidiaries to purchase Stock through accumulated payroll deductions.

1.3GLOSSARY. Capitalized terms used but not otherwise defined in the Plan shall have the meanings set forth in the attached Glossary, which is incorporated into and made part of the Plan.

ARTICLE 2
EFFECTIVE DATE; EXPIRATION DATE

2.1EFFECTIVE DATE. The Plan was adopted by the Board on March 22, 2021, but shall not become effective until the date on which it is approved by the Company’s shareholders at the Company’s 2021 Annual Meeting (the “Effective Date”). Subject to the shareholder approval described in the preceding sentence, this Plan shall apply to the Offering Period beginning on July 1, 2021.

2.2EXPIRATION DATE. Unless sooner terminated pursuant to Section 11.1, the Plan will expire on, and no Option may be granted pursuant to the Plan after, the 10th anniversary of the Effective Date.

ARTICLE 3
ADMINISTRATION

3.1COMMITTEE. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all of the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.

3.2AUTHORITY OF COMMITTEE. Subject to the provisions of this Plan and Applicable Laws, the Committee shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of this Plan including, but not limited to, the power to: (i) interpret this Plan and adopt rules and regulations it deems appropriate to implement this Plan including amending any outstanding Options as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of this Plan; (ii) establish the length and timing of Offering Periods; (iii) establish minimum and maximum contribution rates in a manner consistent with Section 423 of the Code; (iv) establish new or change existing limits on the number of shares of Stock an Eligible Employee may elect to purchase with respect to any Offering Period if such limits are announced prior to the beginning of an Offering Period and are established in a manner consistent with Section 423 of the Code; (v) subject to the limitations set forth in Section 423 of the Code and the terms and conditions of this Plan, adjust the Purchase Price Per Share prior to the beginning of an Offering Period; (vi) adopt such rules or sub-plans as may be deemed necessary or appropriate to comply with the laws of other countries to allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the United States, including determining which Eligible Employees are eligible to participate in the other sub-plans established by the Committee; (vii) correct any defect or supply any omission or reconcile any inconsistency or ambiguity existing in this Plan; and (viii) make all other decisions or determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan. To the extent permitted by Applicable Laws, the Committee may delegate any authority granted to it pursuant to the Plan.

3.3DECISIONS BINDING. The Committee’s interpretation of the Plan or any Options granted pursuant to the Plan and all decisions and determinations by the Committee with respect to the Plan and any Option are final, binding, and conclusive on all parties. Any action authorized to be taken by the Committee pursuant to the Plan may be taken or not taken by the Committee in the exercise of its discretion as long as such action or decision not to act is not inconsistent with a provision of this Plan or Applicable Laws.

ARTICLE 4
SHARES SUBJECT TO THE PLAN

4.1NUMBER OF SHARES. Subject to adjustment as provided in Section 10.1, the total number of shares of Stock reserved and available for purchase and delivery under this Plan shall be 500,000. If any Option granted under this Plan shall terminate without having been exercised, the Stock not purchased under such Option shall again be available for issuance under this Plan.

4.2OVER-SUBSCRIBED OFFERINGS. If the total number of shares of Stock to be purchased by Participants on the last day of an Offering Period exceeds the total number of shares then reserved and available for purchase and delivery under this Plan, the Committee shall make a pro rata allocation of any shares that may be issued under this Plan in as uniform and equitable a manner as is reasonably practicable. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of shares to be purchased under the Participant’s Option.

4.3APPLICABLE LAW RESTRICTIONS. If the Committee determines that some or all of the shares of Stock to be purchased by Participants as of the end of the Offering Period would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Committee may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

4.4STOCK DISTRIBUTED. The shares of Stock reserved for purchase and delivery under this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares of Stock purchased on the open market.

ARTICLE 5
GRANT OF OPTION; LIMITATIONS

5.1GRANT OF OPTION. On each Offering Commencement Date, each Participant will automatically be granted an Option to purchase as many whole shares of Stock as the Participant will be able to purchase with the payroll deductions credited to his or her Account during the Offering Period; provided, however, that the total number of shares of Stock that may be purchased by any Participant on the last Trading Day of any Offering Period shall not exceed the Maximum Offering.

5.2LIMIT ON NUMBER OF SHARES PURCHASED. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an Option to purchase shares of Stock under this Plan if such Option would permit the Participant to accrue rights to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and its Designated Subsidiaries at a rate which exceeds $25,000 of the Fair Market Value of such shares (determined at the time such Options are granted) for each calendar year in which such Options are outstanding at any time.

5.3FIVE PERCENT OWNER AND OTHER LIMITS. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an Option to purchase shares of Stock under this Plan if the Participant (or any other person whose stock would be attributed to the Participant under Section 424(d) of the Code), immediately after such Option is granted, would own or hold options to purchase shares possessing 5% or more of the total combined voting power or value of all classes of Stock of the Company or any of its Subsidiaries.

5.4HIGHLY COMPENSATED EMPLOYEES. With respect to any given Offering Period, the Committee may determine that the offering shall not be extended to highly compensated Eligible Employees within the meaning of Section 414(q) of the Code.

ARTICLE 6
PARTICIPATION; ENROLLMENT

6.1PARTICIPATION. An Eligible Employee may become a Participant for an Offering Period by following an electronic or other enrollment process prescribed by the Committee, during the Enrollment Period prior to the beginning of an Offering Period to which it relates. The enrollment form shall contain the payroll deduction authorization described in Article 7. A payroll deduction authorization will be effective for the first Offering Period following the submission of the enrollment form and all subsequent Offering Periods until: (i) it is terminated pursuant to Article 8; (ii) it is modified by submitting another enrollment form in accordance with this Section 6.1; (iii) an election is made pursuant to Section 7.3 to reduce or cease payroll deductions during an Offering Period; or (iv) the Participant becomes ineligible to participate in the Plan.

6.2AUTOMATIC RE-ENROLLMENT. Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the same rate of payroll deductions in effect on the last Trading Day of the prior Offering Period, unless the Participant: (i) withdraws from the Plan in accordance with Section 8.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan. Notwithstanding the foregoing, the Committee may require the current Participants to complete and submit a new enrollment form or complete an electronic or other enrollment process at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

ARTICLE 7
PAYROLL DEDUCTIONS

7.1GENERAL. Each enrollment form shall contain a payroll deduction authorization pursuant to which the Participant elects to have a whole percentage of Eligible Compensation between 1% and 100% deducted on each payday during the Offering Period and credited to the Participant’s Account for the purchase of shares of Stock under the Plan.

7.2COMMENCEMENT. Payroll deductions shall begin on the Offering Commencement Date of the first Offering Period to which the enrollment form relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Section 6.2. Participants shall not be permitted to make any separate cash or other payments into their Account for the purchase of shares of Stock pursuant to the offering. Notwithstanding the foregoing, if Applicable Laws prohibit payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a form acceptable to the Committee and which complies with Applicable Law.

7.3CHANGES IN PAYROLL DEDUCTIONS. A Participant may cease payroll contributions during an Offering Period and receive a refund for the amounts credited to the Participant’s account in accordance with Section 8.1 . A Participant may decrease the rate of his or her payroll deductions once during an Offering Period and any such reduction will become effective as soon as administratively practicable and will remain in effect for successive Offering Periods as provided in Section 6.2 unless the Participant: (i) submits a new enrollment form for a later Offering Period as provided in Section 6.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan. A reduction of a Participant’s payroll contribution to 0 shall be treated as a withdrawal from the Offering Period and the Participant will receive a refund for the amounts credited to the Participant’s account in accordance with Section 8.1.

7.4INSUFFICIENT PAYROLL DEDUCTIONS. If, in any Offering Period, a Participant has no Eligible Compensation or his or her Eligible Compensation is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then the Participant will be withdrawn from the Offering Period and the Participant’s entire Account shall be refunded in cash as soon as practicable thereafter.

7.5COMPANY ADJUSTMENTS OF PAYROLL DEDUCTIONS. Notwithstanding anything in the Plan to the contrary, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Code Section 423(b)(8) and the limitations described in Article 5. Payroll deductions will recommence and be made in accordance with the Participant’s payroll deduction as in effect prior to such Company adjustment starting with the next Offering Period (or such later time as determined necessary by the Committee) unless the Participant: (i) withdraws from the Plan in accordance with Section 8.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan.

ARTICLE 8
WITHDRAWALS FROM OFFERING PERIOD

8.1VOLUNTARY WITHDRAWAL. A Participant may withdraw from any Offering Period after the Offering Commencement Date, in whole but not in part, by timely submitting a prescribed form of withdrawal notice to the Company (or its designee). If a Participant withdraws from an Offering Period, payroll deductions shall cease as soon as administratively practicable thereafter and the Participant’s Option for the Offering Period will automatically be terminated, and, the Participant’s entire Account balance for such Offering Period shall be refunded in cash as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period is irrevocable. If a Participant desires to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new enrollment form in accordance with Section 6.1.

8.2TERMINATION OF EMPLOYMENT. In the event of a Participant’s Termination of Employment, any outstanding Option held by the Participant shall immediately terminate. The Participant shall be withdrawn from the Plan and the Participant’s entire Account shall be refunded in cash as soon as practicable thereafter.

8.3DEATH. If a Participant dies, any outstanding Option held by the Participant shall immediately terminate. The Participant shall be withdrawn from the Plan and the Participant’s entire Account shall be remitted in cash as soon as practicable thereafter to the executor, administrator, or other legal representative of the Participant’s estate or, if the

Committee permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation was submitted to the Company (or its designee) prior to the Participant’s death.

ARTICLE 9
STOCK PURCHASES

9.1GENERAL. On the last Trading Day of each Offering Period, and subject to the limitations set forth in Article 5 and Article 6, the Committee shall cause the amount credited to each Participant’s Account to be applied to purchase as many shares of Stock pursuant to the Participant’s Option as possible at the Purchase Price Per Share. In no event may shares be purchased pursuant to an Option more than 27 months after the Offering Commencement Date of such Option. The amount applied to purchase shares pursuant to the Option shall be deducted from the Participant’s Account. Any amounts that remain credited to the Participant’s Account on the last Trading Day of the Offering Period shall be carried forward to the next Offering Period, unless the Participant: (i) withdraws from the Plan in accordance with Section 8.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan.

9.2INTEREST ON PAYMENTS. No interest shall be paid on sums withheld from a Participant’s pay for the purchase of shares of Stock under the Plan unless otherwise determined by the Committee.

9.3OPTIONS NOT TRANSFERABLE. A Participant’s Option may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns, or transfers his or her Options in violation of this Section 9.3, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

ARTICLE 10
CHANGES IN CAPITAL STRUCTURE

10.1ADJUSTMENTS. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the shares of Stock, or any similar corporate transaction or event in respect of the Stock, the Committee shall make a proportionate adjustment in: (i) the number and class of shares of Stock made available for purchase pursuant to Section 4.1, and any other similar numeric limit expressed in the Plan; (ii) the number, amount and class of Stock subject to any then-outstanding Options; (iii) the Purchase Price Per Share of any then-outstanding Options; and/or (iv) any other terms of this Plan or any then-outstanding Options that are affected by the event. Any adjustments made pursuant to this Section 10.1 shall be made in manner consistent with the requirements of Applicable Laws, including, without limitation, Section 423 and Section 424 of the Code.

10.2MERGER OR LIQUIDATION OF THE COMPANY. If the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding Stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the state in which the Company is incorporated, a merger or consolidation with a wholly-

owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or if the Company is liquidated, then all outstanding Options under the Plan shall be automatically exercised immediately prior to the consummation of such transaction by causing all amounts credited to each Participant’s Account to be applied to purchase as many shares of Stock, subject to the limitations set forth in Article 5 and Article 6.

10.3ACQUISITIONS OR DISPOSITIONS. The Committee may, in its discretion and in accordance with the principles set forth in Section 423 of the Code, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business, by merger, reorganization, or purchase of assets and may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto shall, be subject to such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 11
AMENDMENT AND TERMINATION

11.1AMENDMENT AND TERMINATION. The Committee may, at any time and from time to time, terminate, amend or modify the Plan; provided, however, that any such action of the Committee shall be subject to the approval of the shareholders to the extent necessary to comply with any Applicable Laws, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted, or traded. Upon termination of the Plan, any outstanding Offering Periods and the Options granted thereto shall be terminated and the amounts held in each affected Participant’s Account shall be refunded in cash as soon as practicable thereafter.

11.2OPTIONS PREVIOUSLY GRANTED. No amendment or termination of the Plan shall adversely affect any Option previously granted under the Plan, unless required by Applicable Law.

ARTICLE 12
GENERAL PROVISIONS

12.1NO SHAREHOLDERS RIGHTS. A Participant will not be a shareholder with respect to shares of Stock subject to any Option until shares of Stock are purchased pursuant to the Option and the shares are transferred into the Participant’s name on the Company’s books and records.

12.2NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

12.3APPLICATION OF FUNDS; UNFUNDED PLAN. All payroll deductions and funds received by the Company in payment for shares of Stock under the Plan and held by the

Company at any time may be used for any valid corporate purpose and the Company will not be obligated to segregate any such funds. For all purposes this Plan shall be an unfunded plan and any arrangements created to meet the obligations created under this Plan shall be created in a manner consistent with the unfunded status of the Plan.

12.4EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

12.5TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.6FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether refunds shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

12.7CONDITIONS UPON ISSUANCE OF SHARES. Shares of Stock pursuant to the Plan will not be issued unless the exercise of such Option and the issuance and delivery of such shares will comply with all Applicable Laws, domestic or foreign, including without limitation, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to approval of counsel for the Company with respect to such compliance. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Options until completion of such registration or qualification of such Stock or other action as may be required under any Applicable Law or other required action with respect to any stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate. The Company, in its discretion, may require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with Applicable Laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

12.8GOVERNING LAW. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

12.9INDEMNIFICATION. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Subsidiary and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate.

12.10DISQUALIFYING DISPOSITION; WITHHOLDING. By participating in the Plan, each Participant agrees that he or she shall notify the Company if the Participant disposes of any shares of Stock in a “disqualifying disposition” as described in Section 422 of the Code. Such notice must be provided within 15 days following the date of the disqualifying disposition and must include the date or dates of the disposition, the number of shares of Stock subject to the disposition, and the consideration received, if any, for the shares of Stock. Upon request by the Company, the Participant shall forward to the Company the amount necessary to satisfy any federal, state or local taxes as are required by law to be withheld upon a disqualifying disposition or otherwise. If requested by the Company, the Participant also agrees to forward to the Company any amounts necessary to satisfy any other applicable taxes or assessments that may be incurred as a result of the disqualifying disposition or otherwise.

12.11JURISDICTION; WAIVER OF JURY TRIAL. Any suit, action or proceeding with respect to the Plan, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally: (i) submit in any proceeding relating to the Plan, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware state court or, to the extent permitted by law, in such federal court; (ii) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same; (iii) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan; (iv) agree that service of process in any such Proceeding may be affected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel; and (v) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

12.12ELECTRONIC FORMS. To the extent permitted by Applicable Law and in the discretion of the Committee, an Eligible Employee may submit any form or notice required by the Plan by means of an electronic form and delivery method approved by the Committee.

CARVANA CO.

By:	/s/ Paul Breaux

Print Name:	Paul Breaux

Its:	Vice President & Secretary

GLOSSARY

(a)    “Account” means a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing shares of Stock under the Plan.

(b)    “Applicable Laws” means all applicable laws, rules, regulations, and requirements, including but not limited to, United States state corporate laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system of which the Stock is then listed or quoted, and the applicable laws, rules, regulations, and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations, and requirements shall be in effect from time to time.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury regulation and other official guidance or regulations promulgated thereunder.

(e)    “Committee” means the Compensation and Nominating Committee of the Board.

(f)    “Company” means Carvana Co., a Delaware corporation and any successor corporation.

(g)    “Designated Subsidiary” means any Subsidiary designated by the Committee from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees.

(h)    “Eligible Compensation” means the Participant’s fixed salary or base wages paid through the Company’s or a Designated Subsidiary’s payroll system for services actually rendered in the course of employment. Eligible Compensation shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and shall be determined before deduction for any elections made by a Participant to reduce his or her salary or wages under any benefit plan (including any 401(k) plan, or any other welfare or retirement plan). Eligible Compensation does not include any other compensation including but not limited to, fringe benefits (including car allowances and relocation payments), employee discounts, stock-based compensation, bonuses, commissions, overtime pay, severance pay, income from stock option exercises or the vesting or settlement of other equity awards, expense reimbursements or allowances, disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes on behalf of a Participant to any benefit plan (including any 401(k) plan, or any other welfare or retirement plan).

(i)    “Eligible Employee” means all employees of the Company and all employees of any Designated Subsidiary who: (1) have been employed by the Company or a Designated Subsidiary for at least 6 months; and (2) are customarily employed by the Company or a Designated Subsidiary for at least 5 months in any calendar year. Notwithstanding the foregoing, the following employees of the Company and its Designated Subsidiaries shall not be eligible to participate in the Plan: (1) employees who are citizens or residents of a foreign jurisdiction if the grant of an Option under this Plan is prohibited under the laws of such foreign jurisdiction or if compliance with the laws of such foreign jurisdiction would cause this Plan to violate the requirements of Section 423 of the Code; and (2) employees who are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended.

(j)    “Enrollment Period” means the period of time prescribed by the Committee during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or otherwise modified by the Committee from time to time.

(k)    “Fair Market Value” means, as of any given date, the closing price for the Stock as reported on the national securities exchange in the United States on which the Stock is then listed, or if no sale occurred on such date, the last day preceding such date during which a sale occurred.

(l)    “Maximum Offering” means the maximum number of shares of Stock that may be issued to each Participant under the Plan during any given time period. Unless otherwise determined by the Committee, the Maximum Offering during any single Offering Period shall be 100,000 shares of Stock.

(m)    “Offering Commencement Date” means the first business day of each Offering Period.

(n)    “Offering Period” means the period established in advance by the Committee during which payroll deductions are collected to purchase shares of Stock pursuant to this Plan. Offering Periods will begin on the first business day on or after January 1 and July 1 of each year; provided that, subject to Section 2.1, the first Offering Period for which the Plan shall apply is the Offering Period beginning on July 1, 2021. The duration and timing of Offering Periods may be changed pursuant to Section 3.2 and Article 11 of the Plan.

(o)    “Option” means the right granted to Participants to purchase shares of Stock pursuant to an offering made under the Plan.

(p)    “Participant” means an Eligible Employee who has elected to participate in the Plan pursuant to Article 6.

(q)    “Plan” means this Carvana Co. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

(r)    “Proceeding” has the meaning set out in Section 12.11.

(s)    “Purchase Price Per Share” means 90% of the Fair Market Value of one share of Stock on the last Trading Day of the Offering Period. The Committee may adjust the Purchase Price Per Share prior to the beginning of an Offering Period; provided that, the Purchase Price Per Share shall never be less than 85% of the Fair Market Value of one share of Stock on the last Trading Day of the applicable Offering Period.

(t)    “Stock” means the shares of Class A common stock, $0.001 par value per share, of the Company or any security that may be substituted for Stock or into which Stock may be changed pursuant to Article 10.

(u)    “Subsidiary” means any entity that constitutes a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

(v)    “Termination of Employment” or “Terminates Employment” means the cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including resignation, discharge, death, disability, retirement or the disaffiliation of a Subsidiary. An Employee will not be deemed to have a Termination of Employment on account of sick leave, medical leave, military leave or any other leave of absence approved by the Committee; provided, however, where the period of leave exceeds 3 months, and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employee-employer relationship will be deemed to have terminated for purposes of this Plan on the first day immediately following such 3 month period.

(w)    “Trading Day” means a day on which the national stock exchange upon which the Stock is listed is open for trading.

CARVANA

P.O. BOX 8016, CARY, NC 27512-9903

Important Notice Regarding the Availability of Proxy Materials for Carvana Co.

Stockholders Meeting to be held on
May 03, 2021
For Stockholders as of March 04, 2021

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. This is not a ballot. You cannot use this notice to vote your shares. We encourage you to access and review all of the important information contained in the proxy materials before voting.

To view the proxy materials go to:
www.proxydocs.com/CVNA

To vote your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the internet.

CONTROL NUMBER

For a convenient way to view proxy materials and VOTE go to www.proxydocs.com/CVNA

Have the 12 digit control number located in the shaded box above available when you access the website and follow the instructions.

If you want to receive a paper or e-mail copy of the proxy material, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's stockholder meeting, you must make this request on or before April 23, 2021.

To order paper materials, use one of the following methods.

INTERNET	TELEPHONE	* E-MAIL
www.investorelections.com/CVNA	(866) 648-8133	paper@investorelections.com

When requesting via the internet or telephone you will need the 12 digit control number located in the shaded box above.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located above) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

Carvana Co.
Meeting Information

Meeting Materials: Notice of Meeting and Proxy Statement & Annual Report on Form 10-K
Meeting Type: Annual Meeting of Stockholders
Date: Monday, May 03, 2021
Time: 09:00 AM, Pacific Time
Place: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/CVNA for virtual meeting registration details.

You must pre-register to attend the meeting online.

SEE REVERSE FOR FULL AGENDA

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

Carvana Co.

Annual Meeting of Stockholders

The Board of Directors recommends that you vote “FOR” the directors in item 1, and “FOR” items 2, 3 and 4.

PROPOSAL

1. Election of Directors:

   1.01 Ernest Garcia III

   1.02 Ira Platt